Exhibit 99.4

Explanatory Note

During the first quarter of 2011, Humana Inc. realigned its business segments to reflect its evolving business model. As a result, Humana reassessed and changed its operating and reportable segments effective with the filing of its Quarterly Report on Form 10-Q for the three months ended March 31, 2011. The Company currently manages and reports its operating results using the following segments: Retail, Employer Group, and Health and Well-Being Services. The Company also discloses results for Other Businesses. This Exhibit 99.4 has been revised from the “Item 8.-Financial Statements and Supplementary Data” to Humana’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 Form 10-K”) to reflect retrospective application of the new segments and reclassified historical results to conform to the new presentation.

Material revisions to the 2010 Form 10-K resulting from the Company’s new business segment reporting are highlighted in blue font. It is important to note, however, that other disclosures originally included in the 2010 Form 10-K, unrelated to the Company’s new business segment reporting, have been repeated in this Exhibit 99.4 without updates that may have been made to those disclosures in subsequent filings with the SEC. The non-updated disclosures, made as of February 17, 2011, appear in black font. For updated disclosures to these sections, you should read this Exhibit 99.4 together with the Company’s SEC filings made after February 17, 2011, including Humana’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011 and June 30, 2011.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA WITH RETROSPECTIVE APPLICATION OF SEGMENTS

Humana Inc.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
	(in thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$1,673,137	$1,613,588
Investment securities	6,872,767	6,190,062
Receivables, less allowance for doubtful accounts of $51,470 in 2010 and $50,832 in 2009:	959,018	823,620
Securities lending invested collateral	49,636	119,586
Other current assets	583,141	505,960

Total current assets	10,137,699	9,252,816

Property and equipment, net	815,337	679,142
Long-term investment securities	1,499,672	1,307,088
Goodwill	2,567,809	1,992,924
Other long-term assets	1,082,736	921,524

Total assets	$16,103,253	$14,153,494

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Benefits payable	$3,469,306	$3,222,574
Trade accounts payable and accrued expenses	1,624,832	1,307,710
Book overdraft	409,385	374,464
Securities lending payable	55,693	126,427
Unearned revenues	185,410	228,817

Total current liabilities	5,744,626	5,259,992
Long-term debt	1,668,849	1,678,166
Future policy benefits payable	1,492,855	1,193,047
Other long-term liabilities	272,867	246,286

Total liabilities	9,179,197	8,377,491

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized; none issued	0	0
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 190,244,741 shares issued in 2010 and 189,801,119 shares issued in 2009	31,707	31,634
Capital in excess of par value	1,737,207	1,658,521
Retained earnings	5,529,001	4,429,611
Accumulated other comprehensive income	120,584	42,135
Treasury stock, at cost, 21,795,051 shares in 2010 and 19,621,069 shares in 2009	(494,443)	(385,898)

Total stockholders’ equity	6,924,056	5,776,003

Total liabilities and stockholders’ equity	$16,103,253	$14,153,494

The accompanying notes are an integral part of the consolidated financial statements.

Humana Inc.

CONSOLIDATED STATEMENTS OF INCOME

	For the year ended December 31,
	2010	2009	2008
	(in thousands, except per share results)
Revenues:
Premiums	$32,712,323	$29,926,751	$28,064,844
Services	555,180	519,507	468,239
Investment income	329,332	296,317	220,215

Total revenues	33,596,835	30,742,575	28,753,298

Operating expenses:
Benefits	27,117,069	24,783,576	23,730,106
Operating costs	4,380,319	4,013,984	3,739,655
Depreciation and amortization	244,825	237,412	210,400

Total operating expenses	31,742,213	29,034,972	27,680,161

Income from operations	1,854,622	1,707,603	1,073,137
Interest expense	105,060	105,843	80,289

Income before income taxes	1,749,562	1,601,760	992,848
Provision for income taxes	650,172	562,085	345,694

Net income	$1,099,390	$1,039,675	$647,154

Basic earnings per common share	$6.55	$6.21	$3.87

Diluted earnings per common share	$6.47	$6.15	$3.83

The accompanying notes are an integral part of the consolidated financial statements.

Humana Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

			Capital In Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity
	Common Stock
	Issued Shares	Amount

	(in thousands)
Balances, January 1, 2008	186,739	$31,123	$1,497,998	$2,742,782	$14,021	$(256,987)	$4,028,937
Comprehensive income:
Net income				647,154			647,154
Other comprehensive loss:
Net unrealized investment losses, net of tax benefit of $136,967					(239,591)		(239,591)
Reclassification adjustment for net realized losses included in net income, net of tax benefit of $29,090					50,327		50,327

Comprehensive income							457,890
Common stock repurchases						(106,070)	(106,070)
Stock-based compensation			55,369				55,369
Restricted stock grants	667	111					111
Restricted stock forfeitures	(83)	(14)	12				(2)
Stock option exercises	534	89	11,331				11,420
Stock option and restricted stock tax benefit			9,535				9,535

Balances, December 31, 2008	187,857	31,309	1,574,245	3,389,936	(175,243)	(363,057)	4,457,190
Comprehensive income:
Net income				1,039,675			1,039,675
Other comprehensive income:
Net unrealized investment gains, net of tax expense of $131,229					229,724		229,724
Reclassification adjustment for net realized gains included in net income, net of tax expense of $7,137					(12,346)		(12,346)

Comprehensive income							1,257,053
Common stock repurchases						(22,841)	(22,841)
Stock-based compensation			65,870				65,870
Restricted stock grants	978	163					163
Restricted stock forfeitures	(87)	(14)	14				0
Stock option exercises	1,053	176	18,173				18,349
Stock option and restricted stock tax benefit			219				219

Balances, December 31, 2009	189,801	31,634	1,658,521	4,429,611	42,135	(385,898)	5,776,003
Comprehensive income:
Net income				1,099,390			1,099,390
Other comprehensive income:
Net unrealized investment gains, net of tax expense of $47,383					82,026		82,026
Reclassification adjustment for net realized gains included in net income, net of tax expense of $2,069					(3,577)		(3,577)

Comprehensive income							1,177,839
Common stock repurchases						(108,545)	(108,545)
Stock-based compensation			62,947				62,947
Restricted stock grants and restricted stock unit vesting	5	0					0
Restricted stock forfeitures	(127)	(21)	21				0
Stock option exercises	566	94	17,384				17,478
Stock option and restricted stock tax benefit			(1,666)				(1,666)

Balances, December 31, 2010	190,245	$31,707	$1,737,207	$5,529,001	$120,584	$(494,443)	$6,924,056

The accompanying notes are an integral part of the consolidated financial statements.

Humana Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2010	2009	2008
	(in thousands)
Cash flows from operating activities
Net income	$1,099,390	$1,039,675	$647,154
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	262,910	250,274	220,350
Stock-based compensation	62,947	65,870	55,369
Net realized capital (gains) losses	(5,646)	(19,483)	79,417
(Gain) loss on sale of property and equipment, net	(25)	228	(5)
Benefit from deferred income taxes	(198,978)	(26,792)	(22,005)
Provision for doubtful accounts	18,708	19,054	5,398
Changes in operating assets and liabilities, net of effect of businesses acquired:
Receivables	(45,535)	(59,966)	(152,893)
Other assets	81,133	112,473	(100,887)
Benefits payable	246,732	16,995	412,725
Other liabilities	721,894	13,682	(170,140)
Unearned revenues	(46,233)	(9,281)	(10,280)
Other	44,497	18,853	18,107

Net cash provided by operating activities	2,241,794	1,421,582	982,310

Cash flows from investing activities
Acquisitions, net of cash acquired	(832,450)	(12,436)	(422,915)
Purchases of property and equipment	(222,302)	(185,450)	(261,572)
Proceeds from sales of property and equipment	66	1,509	6
Purchases of investment securities	(4,589,332)	(7,197,007)	(5,681,103)
Maturities of investment securities	1,749,801	1,270,525	498,650
Proceeds from sales of investment securities	2,012,494	3,951,326	4,496,929
Change in securities lending collateral	70,734	312,272	871,681

Net cash used in investing activities	(1,810,989)	(1,859,261)	(498,324)

Cash flows from financing activities
Receipts from CMS contract deposits	1,757,217	2,354,238	2,761,276
Withdrawals from CMS contract deposits	(1,994,391)	(1,860,748)	(2,572,624)
Borrowings under credit agreement	0	0	1,175,000
Repayments under credit agreement	0	(250,000)	(1,725,000)
Proceeds from issuance of senior notes	0	0	749,247
Debt issue costs	(7,777)	0	(6,696)
Proceeds from swap termination	0	0	93,008
Change in securities lending payable	(70,734)	(312,272)	(898,350)
Change in book overdraft	34,921	149,922	(44,684)
Common stock repurchases	(108,545)	(22,841)	(106,070)
Excess tax benefit from stock-based compensation	1,964	5,339	9,912
Proceeds from stock option exercises and other, net	16,089	17,206	10,965

Net cash (used in) provided by financing activities	(371,256)	80,844	(554,016)

Increase (decrease) in cash and cash equivalents	59,549	(356,835)	(70,030)
Cash and cash equivalents at beginning of year	1,613,588	1,970,423	2,040,453

Cash and cash equivalents at end of year	$1,673,137	$1,613,588	$1,970,423

Supplemental cash flow disclosures:
Interest payments	$111,848	$112,532	$73,813
Income tax payments, net	$784,924	$627,227	$347,353
Details of businesses acquired in purchase transactions:
Fair value of assets acquired, net of cash acquired	$1,043,455	$12,436	$772,811
Less: Fair value of liabilities assumed	(211,005)	0	(349,896)

Cash paid for acquired businesses, net of cash acquired	$832,450	$12,436	$422,915

The accompanying notes are an integral part of the consolidated financial statements.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	REPORTING ENTITY

Nature of Operations

Headquartered in Louisville, Kentucky, Humana is one of the nation’s largest publicly traded health and supplemental benefits companies, based on our 2010 revenues of approximately $33.6 billion. References throughout these notes to consolidated financial statements to “we,” “us,” “our,” “Company,” and “Humana,” mean Humana Inc. and its subsidiaries. We provide full-service benefits and wellness solutions, offering a wide array of health, pharmacy and supplemental benefit products for employer groups, government benefit programs, and individuals, as well as primary and workplace care through our medical centers and worksite medical facilities. We derived approximately 76% of our premiums and services revenue from contracts with the federal government in 2010. Under our federal government contracts with the Centers for Medicare and Medicaid Services, or CMS, we provide health insurance coverage for Medicare Advantage members in Florida, accounting for approximately 17% of our consolidated premiums and services revenue in 2010. CMS is the federal government’s agency responsible for administering the Medicare program. Under federal government contracts with the Department of Defense we primarily provide health insurance coverage to TRICARE members, accounting for approximately 11% of our consolidated premiums and services revenue in 2010.

Health Insurance Reform

In March 2010, the President signed into law The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010 (which we collectively refer to as the Health Insurance Reform Legislation) which enact significant reforms to various aspects of the U.S. health insurance industry. There are many significant provisions of the legislation that will require additional guidance and clarification in the form of regulations and interpretations in order to fully understand the impacts of the legislation on our overall business, which we expect to occur over the next several years.

Certain significant provisions of the Health Insurance Reform Legislation include, among others, mandated coverage requirements, rebates to policyholders based on minimum benefit ratios, adjustments to Medicare Advantage premiums, the establishment of state-based exchanges, and an annual insurance industry premium-based assessment. Implementation dates of the Health Insurance Reform Legislation vary from as early as six months from the date of enactment, or September 30, 2010, to as late as 2018.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America. Our consolidated financial statements include the accounts of Humana Inc. and subsidiaries that the Company controls including variable interest entities associated with medical practices for which the Company is the primary beneficiary. Generally, we do not own medical practices but instead enter into exclusive long-term management agreements with the affiliated Professional Associations, or P.A.s, that operate the medical practices. Based upon the provisions of these agreements, these affiliated P.A.s are variable interest entities and we are the primary beneficiary, and accordingly we consolidated the affiliated P.A.s. All significant intercompany balances and transactions have been eliminated.

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The areas involving the most significant use of estimates are the estimation of benefits payable, the impact of risk sharing provisions related to our Medicare and TRICARE contracts, the valuation and related impairment recognition of investment securities, and the valuation and related impairment recognition of long-lived assets, including goodwill. These estimates are based on knowledge of current events and anticipated future events, and accordingly, actual results may ultimately differ materially from those estimates.

Realignment of Business Segments

During the first quarter of 2011, we realigned our business segments to reflect our evolving business model. We currently manage and report our operating results using the following segments: Retail, Employer Group, and Health and Well-Being Services. We also disclose results for Other Businesses. All respective amounts related to the segment change have been retrospectively adjusted throughout the financial statements. Our segment information is more fully described in Note 17.

As a result of changing our reportable segments, we also changed the classification of certain revenues and costs. Beginning January 1, 2011, costs of certain health and well-being services were reclassified as benefits expense including costs incurred by our wholly-owned mail order pharmacy from transactions with our members that were historically classified as selling, general and administrative (and now titled operating costs), as well as depreciation and amortization expenses. The effect of this reclassification is to account for the cost of providing these benefits to our members similarly whether the services are provided via a third party provider or internally through a stand-alone subsidiary. Likewise, co-share amounts from our members associated with our wholly-owned mail order pharmacy operations, historically classified as other revenue, are now classified as a reduction of benefits expense. The remaining items previously classified as other revenue, primarily consisting of patient service revenue associated with our recently acquired Concentra Inc. subsidiary, were combined with our previous administrative services fee revenue and are now classified as services revenue. All amounts herein have been reclassified to conform to the new presentation. These adjustments had no impact on net income, cash flows or equity. Further, none of these adjustments impacted our regulated subsidiaries.

Depreciation and amortization expense associated with certain businesses in our Health and Well-Being Services segment delivering benefits to our members, primarily associated with our pharmacy operations, are now included with benefits expense. The amount of this expense was $18.1 million in 2010, $12.9 million in 2009, and $10.0 million in 2008.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash and Cash Equivalents

Cash and cash equivalents include cash, time deposits, money market funds, commercial paper, other money market instruments, and certain U.S. Government securities with an original maturity of three months or less. Carrying value approximates fair value due to the short-term maturity of the investments.

Investment Securities

Investment securities, which consist entirely of debt securities, have been categorized as available for sale and, as a result, are stated at fair value. Investment securities available for current operations are classified as current assets. Investment securities available for our long-term insurance product and professional liability funding requirements, as well as restricted statutory deposits and venture capital investments, are classified as long-term assets. For the purpose of determining gross realized gains and losses, which are included as a component of investment income in the consolidated statements of income, the cost of investment securities sold is based upon specific identification. Unrealized holding gains and losses, net of applicable deferred taxes, are included as a component of stockholders’ equity and comprehensive income until realized from a sale or other-than-temporary impairment.

In April 2009, the Financial Accounting Standards Board, or the FASB, issued new guidance to address concerns about (1) measuring the fair value of financial instruments when the markets become inactive and quoted prices may reflect distressed transactions and (2) recording impairment charges on investments in debt securities. The new guidance highlighted and expanded on the factors that should be considered in estimating fair value when the volume and level of activity for a financial asset or liability has significantly decreased and required new disclosures relating to fair value measurement inputs and valuation techniques (including changes in inputs and valuation techniques). In addition, new guidance regarding recognition and presentation of other-than-temporary impairments changed (1) the trigger for determining whether an other-than-temporary impairment exists and (2) the amount of an impairment charge to be recorded in earnings. We adopted the provisions of the new guidance for the quarter ended June 30, 2009. Refer to Note 4 and Note 5.

Under the revised other-than-temporary impairment model for debt securities held, we recognize an impairment loss in income in an amount equal to the full difference between the amortized cost basis and the fair value when we have the intent to sell the debt security or it is more likely than not we will be required to sell the debt security before recovery of our amortized cost basis. However, if we do not intend to sell the debt security, we evaluate the expected cash flows to be received as compared to amortized cost and determine if a credit loss has occurred. In the event of a credit loss, only the amount of the impairment associated with the credit loss is recognized currently in income with the remainder of the loss recognized in other comprehensive income. A transition adjustment to reclassify the non-credit portion of any previously recognized impairment from retained earnings to accumulated other comprehensive income was required upon adoption if we did not intend to sell and it was not more likely than not that we would be required to sell the security before recovery of its amortized cost basis. We did not record a transition adjustment for securities previously considered other-than-temporarily impaired because these securities were already sold or we had the intent to sell these securities.

When we do not intend to sell a security in an unrealized loss position, potential other-than-temporary impairment is considered using a variety of factors, including the length of time and extent to which the fair value has been less than cost; adverse conditions specifically related to the industry, geographic area or financial condition of the issuer or underlying collateral of a security; payment structure of the security; changes in credit rating of the security by the rating agencies; the volatility of the fair value changes; and changes in fair value of the security after the balance sheet date. For debt securities, we take into account expectations of relevant market and economic data. For example, with respect to mortgage and asset-backed securities, such data includes underlying loan level data and structural features such as seniority and other forms of credit enhancements. A

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

decline in fair value is considered other-than-temporary when we do not expect to recover the entire amortized cost basis of the security. We estimate the amount of the credit loss component of a debt security as the difference between the amortized cost and the present value of the expected cash flows of the security. The present value is determined using the best estimate of future cash flows discounted at the implicit interest rate at the date of purchase.

We participate in a securities lending program to optimize investment income. We loan certain investment securities for short periods of time in exchange for collateral initially equal to at least 102% of the fair value of the investment securities on loan. The fair value of the loaned investment securities is monitored on a daily basis, with additional collateral obtained or refunded as the fair value of the loaned investment securities fluctuates. The collateral, which may be in the form of cash or U.S. Government securities, is deposited by the borrower with an independent lending agent. Any cash collateral is recorded on our consolidated balance sheets, along with a liability to reflect our obligation to return the collateral. The cash collateral is invested by the lending agent according to our investment guidelines, primarily in money market funds, certificates of deposit, and short-term corporate and asset-backed securities, and accounted for consistent with our investment securities. Collateral received in the form of securities is not recorded in our consolidated balance sheets because, absent default by the borrower, we do not have the right to sell, pledge or otherwise reinvest securities collateral. Loaned securities continue to be carried as investment securities on the consolidated balance sheets. Earnings on the invested cash collateral, net of expense, associated with the securities lending payable are recorded as investment income.

Receivables and Revenue Recognition

We generally establish one-year commercial membership contracts with employer groups, subject to cancellation by the employer group on 30-day written notice. Our Medicare contracts with CMS renew annually. Our military services contracts with the federal government and our contracts with various state Medicaid programs generally are multi-year contracts subject to annual renewal provisions.

Premiums

We bill and collect premium remittances from employer groups and members in our Medicare and other individual products monthly. We receive monthly premiums from the federal government and various states according to government specified payment rates and various contractual terms. Changes in revenues from CMS for our Medicare products resulting from the periodic changes in risk-adjustment scores for our membership are recognized when the amounts become determinable and the collectibility is reasonably assured.

Premium revenues are recognized as income in the period members are entitled to receive services, and are net of estimated uncollectible amounts, retroactive membership adjustments, and beginning January 1, 2011, adjustments to recognize rebates to policyholders under the minimum benefit ratios required under Health Insurance Reform Legislation. Retroactive membership adjustments result from enrollment changes not yet processed, or not yet reported by an employer group or the government. We routinely monitor the collectibility of specific accounts, the aging of receivables, historical retroactivity trends, as well as prevailing and anticipated economic conditions, and reflect any required adjustments in current operations. Premiums received prior to the service period are recorded as unearned revenues.

Medicare Part D

We cover prescription drug benefits in accordance with Medicare Part D under multiple contracts with CMS. The payments we receive monthly from CMS and members, which are determined from our annual bid, represent amounts for providing prescription drug insurance coverage. We recognize premium revenues for providing this

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

insurance coverage ratably over the term of our annual contract. Our CMS payment is subject to risk sharing through the Medicare Part D risk corridor provisions. In addition, receipts for reinsurance and low-income cost subsidies represent payments for prescription drug costs for which we are not at risk.

The risk corridor provisions compare costs targeted in our bids to actual prescription drug costs, limited to actual costs that would have been incurred under the standard coverage as defined by CMS. Variances exceeding certain thresholds may result in CMS making additional payments to us or require us to refund to CMS a portion of the premiums we received. We estimate and recognize an adjustment to premium revenues related to these risk corridor provisions based upon pharmacy claims experience to date as if the annual contract were to terminate at the end of the reporting period. Accordingly, this estimate provides no consideration to future pharmacy claims experience. We record a receivable or payable at the contract level and classify the amount as current or long-term in the consolidated balance sheets based on the expected settlement.

Reinsurance and low-income cost subsidies represent funding from CMS in connection with the Medicare Part D program for which we assume no risk. Reinsurance subsidies represent funding from CMS for its portion of prescription drug costs which exceed the member’s out-of-pocket threshold, or the catastrophic coverage level. Low-income cost subsidies represent funding from CMS for all or a portion of the deductible, the coinsurance and co-payment amounts above the out-of-pocket threshold for low-income beneficiaries. Monthly prospective payments from CMS for reinsurance and low-income cost subsidies are based on assumptions submitted with our annual bid. A reconciliation and related settlement of CMS’s prospective subsidies against actual prescription drug costs we paid is made after the end of the year. We account for these subsidies as a deposit in our consolidated balance sheets and as a financing activity in our consolidated statements of cash flows. We do not recognize premium revenues or benefit expense for these subsidies. Receipt and payment activity is accumulated at the contract level and recorded in our consolidated balance sheets in other current assets or trade accounts payable and accrued expenses depending on the contract balance at the end of the reporting period.

For plans where we provide enhanced benefits and selected the alternative demonstration payment option in lieu of the reinsurance subsidy, we receive a monthly per member capitation amount from CMS determined from our annual bid submissions. The capitation amount we receive from CMS for assuming the government’s portion of prescription drug costs in the catastrophic layer of coverage is recorded as premium revenue. The variance between the capitation amount and actual drug costs in the catastrophic layer is subject to risk sharing as part of the risk corridor settlement. The demonstration provision terminated at the end of 2010. See Note 6 for detail regarding amounts recorded to the consolidated balance sheets related to the risk corridor settlement and subsidies from CMS.

Settlement of the reinsurance and low-income cost subsidies as well as the risk corridor payment is based on a reconciliation made approximately 9 months after the close of each calendar year. We continue to revise our estimates with respect to the risk corridor provisions based on subsequent period pharmacy claims data.

Military services

Military services premium and services revenue primarily is derived from our TRICARE South Region contract with the Department of Defense, or DoD. We allocate the consideration to the various components of the contract based on the relative fair value of the components. TRICARE revenues consist generally of (1) an insurance premium for assuming underwriting risk for the cost of civilian health care services delivered to eligible beneficiaries; (2) health care services provided to beneficiaries which are in turn reimbursed by the federal government; and (3) administrative services fees related to claim processing, customer service, enrollment, and other services. We recognize the insurance premium as revenue ratably over the period coverage is provided. Health care services reimbursements are recognized as revenue in the period health services are provided.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Administrative services fees are recognized as revenue in the period services are performed. Our TRICARE South Region contract contains provisions to share the risk associated with financing the cost of health benefits with the federal government. We earn more revenue or incur additional costs based on the variance of actual health care costs versus a negotiated target cost. We defer the recognition of any contingent revenues for favorable variances until the end of the contract period when the amount is determinable and the collectibility is reasonably assured. We estimate and recognize contingent benefit expense for unfavorable variances currently in our results of operations. We continually review the contingent benefit expense estimates of future payments to the government for cost overruns relative to our negotiated target cost and make necessary adjustments to our reserves.

Revenues also may include change orders attributable to our military services contracts. Change orders represent equitable adjustments for services not originally specified in the contracts. Revenues for these adjustments are recognized when a settlement amount becomes determinable and the collectibility is reasonably assured.

Administrative Services Fees

Administrative services fees cover the processing of claims, offering access to our provider networks and clinical programs, and responding to customer service inquiries from members of self-funded groups. Revenues from providing administration services, also known as administrative services only, or ASO, are recognized in the period services are performed and are net of estimated uncollectible amounts. Under ASO contracts, self-funded employers retain the risk of financing substantially all of the cost of health benefits. However, many ASO customers purchase stop loss insurance coverage from us to cover catastrophic claims or to limit aggregate annual costs. Accordingly, we have recorded premiums and benefit expenses related to these stop loss insurance contracts. We routinely monitor the collectibility of specific accounts, the aging of receivables, as well as prevailing and anticipated economic conditions, and reflect any required adjustments in current operations. ASO fees received prior to the service period are recorded as unearned revenues.

Other Revenue

Other revenues primarily consist of copay revenues associated with our mail order pharmacy as well as patient services revenue associated with the December 21, 2010 acquisition of Concentra Inc. more fully described in Note 3.

Revenues associated with RightSourceRxSM, our mail-order pharmacy, are recognized in connection with the shipment of the prescriptions.

Patient services include workers’ compensation injury care and related services as well as other healthcare services related to employer needs or statutory requirements. Patient services revenues are recognized in the period services are provided to the customer when the sales price is fixed or determinable, and are net of estimated uncollectible accounts and contractual allowances.

Receivables

Receivables, including premium receivables, patient services revenue receivables, and ASO fee receivables, are shown net of allowances for estimated uncollectible accounts, retroactive membership adjustments, and contractual allowances.

Policy Acquisition Costs

Policy acquisition costs are those costs that vary with and primarily are related to the acquisition of new and renewal business. Such costs include commissions, costs of policy issuance and underwriting, and other costs we

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

incur to acquire new business or renew existing business. We expense policy acquisition costs related to our employer-group prepaid health services policies as incurred. These short-duration employer-group prepaid health services policies typically have a one-year term and may be cancelled upon 30 days notice by the employer group.

Life insurance, annuities, health and other supplemental policies sold to individuals are accounted for as long-duration insurance products because they are expected to remain in force for an extended period beyond one year due to contractual and regulatory requirements. As a result, we defer policy acquisition costs and amortize them over the estimated life of the policies in proportion to premiums earned. Deferred acquisition costs are reviewed to determine if they are recoverable from future income. See Note 18.

Long-Lived Assets

Property and equipment is recorded at cost. Gains and losses on sales or disposals of property and equipment are included in administrative expense. Certain costs related to the development or purchase of internal-use software are capitalized. Depreciation is computed using the straight-line method over estimated useful lives ranging from 3 to 10 years for equipment, 3 to 7 years for computer software, and 20 to 40 years for buildings. Improvements to leased facilities are depreciated over the shorter of the remaining lease term or the anticipated life of the improvement.

We periodically review long-lived assets, including property and equipment and other intangible assets, for impairment whenever adverse events or changes in circumstances indicate the carrying value of the asset may not be recoverable. Losses are recognized for a long-lived asset to be held and used in our operations when the undiscounted future cash flows expected to result from the use of the asset are less than its carrying value. We recognize an impairment loss based on the excess of the carrying value over the fair value of the asset. A long-lived asset held for sale is reported at the lower of the carrying amount or fair value less costs to sell. Depreciation expense is not recognized on assets held for sale. Losses are recognized for a long-lived asset to be abandoned when the asset ceases to be used. In addition, we periodically review the estimated lives of all long-lived assets for reasonableness.

Goodwill and Other Intangible Assets

Goodwill represents the unamortized excess of cost over the fair value of the net tangible and other intangible assets acquired. We are required to test at least annually for impairment at a level of reporting referred to as the reporting unit, and more frequently if adverse events or changes in circumstances indicate that the asset may be impaired. A reporting unit either is our operating segments or one level below the operating segments, referred to as a component, which comprise our reportable segments. A component is considered a reporting unit if the component constitutes a business for which discrete financial information is available that is regularly reviewed by management. We aggregate the components of an operating segment into one reporting unit if they have similar economic characteristics. Goodwill is assigned to the reporting unit that is expected to benefit from a specific acquisition.

We use a two-step process to review goodwill for impairment. The first step is a screen for potential impairment, and the second step measures the amount of impairment, if any. Impairment tests are performed, at a minimum, in the fourth quarter of each year supported by our long-range business plan and annual planning process. Impairment tests completed for 2010, 2009 and 2008 did not result in an impairment loss. As discussed previously under Realignment of Business Segments within this Note 2, during the first quarter of 2011, we realigned our business segments to reflect our evolving business model. As a result, we reassigned goodwill to our new reporting units as of January 1, 2011 using the relative fair value approach as discussed in Note 8. We completed an impairment test in the first quarter of 2011 based on the new reporting units which did not result in an impairment loss.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other intangible assets primarily relate to acquired customer contracts/relationships and are included with other long-term assets in the consolidated balance sheets. Other intangible assets are amortized over the useful life, based upon the pattern of future cash flows attributable to the asset. This sometimes results in an accelerated method of amortization for customer contracts because the asset tends to dissipate at a more rapid rate in earlier periods. Other than customer contracts, other intangible assets generally are amortized using the straight-line method. We review other finite-lived intangible assets for impairment under our long-lived asset policy.

Benefits Payable and Benefit Expense Recognition

Benefit expenses include claim payments, capitation payments, pharmacy costs net of rebates, allocations of certain centralized expenses and various other costs incurred to provide health insurance coverage to members, as well as estimates of future payments to hospitals and others for medical care and other supplemental benefits provided prior to the balance sheet date. Capitation payments represent monthly contractual fees disbursed to primary care physicians and other providers who are responsible for providing medical care to members. Pharmacy costs represent payments for members’ prescription drug benefits, net of rebates from drug manufacturers. Receivables for such pharmacy rebates are included in other current assets in the consolidated balance sheets. Other supplemental benefits include dental, vision, and other voluntary benefits.

We estimate the costs of our benefit expense payments using actuarial methods and assumptions based upon claim payment patterns, medical cost inflation, historical developments such as claim inventory levels and claim receipt patterns, and other relevant factors, and record benefit reserves for future payments. We continually review estimates of future payments relating to claims costs for services incurred in the current and prior periods and make necessary adjustments to our reserves.

We reassess the profitability of our contracts for providing insurance coverage to our members when current operating results or forecasts indicate probable future losses. We establish a premium deficiency liability in current operations to the extent that the sum of expected future costs, claim adjustment expenses, and maintenance costs exceeds related future premiums under contract without consideration of investment income. For purposes of determining premium deficiencies, contracts are grouped in a manner consistent with our method of acquiring, servicing, and measuring the profitability of such contracts. Losses recognized as a premium deficiency result in a beneficial effect in subsequent periods as operating losses under these contracts are charged to the liability previously established. Because the majority of our member contracts renew annually, we do not anticipate recording a material premium deficiency liability, except when unanticipated adverse events or changes in circumstances indicate otherwise.

We believe our benefits payable are adequate to cover future claims payments required. However, such estimates are based on knowledge of current events and anticipated future events. Therefore, the actual liability could differ materially from the amounts provided.

Future policy benefits payable

Future policy benefits payable include liabilities for long-duration insurance policies including life insurance, annuities, health, and long-term care policies sold to individuals for which some of the premium received in the earlier years is intended to pay anticipated benefits to be incurred in future years. These reserves are recognized on a net level premium method based on interest, mortality, morbidity, withdrawal and maintenance expense assumptions from published actuarial tables, modified based upon actual experience. Changes in estimates of these reserves are recognized as an adjustment to benefit expenses in the period the changes occur.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Book Overdraft

Under our cash management system, checks issued but not yet presented to banks frequently result in overdraft balances for accounting purposes and are classified as a current liability in the consolidated balance sheets. Changes in book overdrafts from period to period are reported in the consolidated statement of cash flows as a financing activity.

Income Taxes

We recognize an asset or liability for the deferred tax consequences of temporary differences between the tax bases of assets or liabilities and their reported amounts in the consolidated financial statements. These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. We also recognize the future tax benefits such as net operating and capital loss carryforwards as deferred tax assets. A valuation allowance is provided against these deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. Future years’ tax expense may be increased or decreased by adjustments to the valuation allowance or to the estimated accrual for income taxes.

We record tax benefits when it is more likely than not that the tax return position taken with respect to a particular transaction will be sustained. A liability, if recorded, is not considered resolved until the statute of limitations for the relevant taxing authority to examine and challenge the tax position has expired, or the tax position is ultimately settled through examination, negotiation, or litigation. We classify interest and penalties associated with uncertain tax positions in our provision for income taxes.

Derivative Financial Instruments

At times, we may use interest-rate swap agreements to manage our exposure to interest rate risk. The differential between fixed and variable rates to be paid or received is accrued and recognized over the life of the agreements as adjustments to interest expense in the consolidated statements of income. Our interest-rate swap agreements convert the fixed interest rates on our senior notes to a variable rate and are accounted for as fair value hedges. Our interest-rate swap agreements, terminated in 2008, are more fully described in Note 12.

Stock-Based Compensation

We recognize stock-based compensation expense, as determined on the date of grant at fair value, straight-line over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). We estimate expected forfeitures and recognize compensation expense only for those awards which are expected to vest. We estimate the grant-date fair value of stock options using the Black-Scholes option-pricing model. In addition, we report certain tax effects of stock-based compensation as a financing activity rather than an operating activity in the consolidated statement of cash flows. Additional detail regarding our stock-based compensation plans is included in Note 13.

Earnings Per Common Share

We compute basic earnings per common share on the basis of the weighted-average number of unrestricted common shares outstanding. Diluted earnings per common share is computed on the basis of the weighted-average number of unrestricted common shares outstanding plus the dilutive effect of outstanding employee stock options and restricted shares using the treasury stock method.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value

Assets and liabilities measured at fair value are categorized into a fair value hierarchy based on whether the inputs to valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our own assumptions about the assumptions market participants would use. The fair value hierarchy includes three levels of inputs that may be used to measure fair value as described below.

Level 1 – Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities that are traded in an active exchange market.

Level 2 – Observable inputs other than Level 1 prices such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments as well as debt securities and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

Level 3 – Unobservable inputs that are supported by little or no market activity and are significant to the fair value of the assets or liabilities. Level 3 includes assets and liabilities whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques reflecting our own assumptions about the assumptions market participants would use as well as those requiring significant management judgment.

Fair value of actively traded debt securities are based on quoted market prices. Fair value of other debt securities are based on quoted market prices of identical or similar securities or based on observable inputs like interest rates generally using a market valuation approach, or, less frequently, an income valuation approach and are generally classified as Level 2. We generally obtain one quoted price for each security from a third party pricing service. These prices are generally derived from recently reported trades for identical or similar securities, including adjustments through the reporting date based upon observable market information. When quoted prices are not available, the third party pricing service may use quoted market prices of comparable securities or discounted cash flow analyses, incorporating inputs that are currently observable in the markets for similar securities. Inputs that are often used in the valuation methodologies include benchmark yields, reported trades, credit spreads, broker quotes, default rates and prepayment speeds. We are responsible for the determination of fair value and as such we perform analysis on the prices received from the third party pricing service to determine whether the prices are reasonable estimates of fair value. Our analysis includes a review of monthly price fluctuations as well as a quarterly comparison of the prices received from the pricing service to prices reported by our third party investment advisor.

Fair value of privately held debt securities, including venture capital investments as well as auction rate securities, are estimated using a variety of valuation methodologies, including both market and income approaches, where an observable quoted market does not exist and are generally classified as Level 3. For privately-held debt securities, such methodologies include reviewing the value ascribed to the most recent financing, comparing the security with securities of publicly-traded companies in similar lines of business, and reviewing the underlying financial performance including estimating discounted cash flows. For auction rate securities, such methodologies include consideration of the quality of the sector and issuer, underlying collateral, underlying final maturity dates, and liquidity.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Recently Issued Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board, or FASB issued new guidance that expands and clarifies existing disclosures about fair value measurements. Under the new guidance, we are required to disclose additional information about movements of assets among the three-tier fair value hierarchy, present separately (that is, on a gross basis) information about purchases, sales, issuances, and settlements of financial instruments in the reconciliation of fair value measurements using significant unobservable inputs (Level 3), and expand disclosures regarding the determination of fair value measurements. We adopted the new disclosure provisions during the year ended December 31, 2010, except for the gross disclosures regarding purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements which will be effective for us beginning with the filing of our Form 10-Q for the three months ending March 31, 2011.

In October 2010, the FASB issued new guidance that modifies the types of costs that can be capitalized in the acquisition of insurance contracts. We defer policy acquisition costs, primarily commissions, associated with our health, life insurance, annuities, and other supplemental policies sold to individuals and accounted for as long-duration insurance products because they are expected to remain in force for an extended period beyond one year. Premiums under our long-duration insurance products represented approximately 2% of our consolidated premiums and ASO fees for the year ended December 31, 2010. The new guidance specifies that only costs that are related directly to the successful acquisition of insurance contracts qualify for deferral. Commissions representing direct costs of contract acquisitions will continue to qualify for capitalization. The new guidance is effective for us January 1, 2012 with early adoption permitted January 1, 2011. We currently are evaluating the impact of the new guidance on our results of operations and financial position.

3. ACQUISITIONS

On December 21, 2010, we acquired Concentra Inc., or Concentra, a health care company based in Addison, Texas, for cash consideration of $804.7 million. Through its affiliated clinicians, Concentra delivers occupational medicine, urgent care, physical therapy, and wellness services to workers and the general public through its operation of medical centers and worksite medical facilities. The Concentra acquisition provides entry into the primary care space on a national scale, offering additional means for achieving health and wellness solutions and providing an expandable platform for growth with a management team experienced in physician asset management and alternate site care. The preliminary fair values of Concentra’s assets acquired and liabilities assumed at the date of the acquisition are summarized as follows:

Concentra
(in thousands)
Cash and cash equivalents	$21,317
Receivables	108,571
Other current assets	20,589
Property and equipment	131,837
Goodwill	531,372
Other intangible assets	188,000
Other long-term assets	12,935

Total assets acquired	1,014,621

Current liabilities	(100,091)
Other long-term liabilities	(109,811)

Total liabilities assumed	(209,902)

Net assets acquired	$804,719

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The other intangible assets, which primarily consist of customer relationships and trade name, have a weighted average useful life of 13.7 years. Approximately $57.9 million of the acquired goodwill is deductible for tax purposes. The purchase price allocation is preliminary, subject to completion of valuation analyses, including, for example, refining assumptions used to calculate the fair value of other intangible assets. The purchase agreement contains provisions under which there may be future consideration paid or received related to the subsequent determination of working capital that existed at the acquisition date. Any payments or receipts for provisional amounts for working capital will be recorded as an adjustment to goodwill when paid or received.

The results of operations and financial condition of Concentra have been included in our consolidated statements of income and consolidated balance sheets from the acquisition date. In connection with the acquisition, we recognized approximately $14.9 million of acquisition-related costs, primarily banker and other professional fees, in operating costs. The proforma financial information assuming the acquisition had occurred as of January 1, 2009 was not material to our results of operations.

On October 31, 2008, we acquired PHP Companies, Inc. (d/b/a Cariten Healthcare), or Cariten, for cash consideration of approximately $291.0 million, including the payment of $34.9 million during 2010 to settle a purchase price contingency. The Cariten acquisition increased our commercial fully-insured and ASO presence as well as our Medicare HMO presence in eastern Tennessee. During 2009, we continued our review of the fair value estimate of certain other intangible and net tangible assets acquired. This review resulted in a decrease of $27.1 million in the fair value of other intangible assets, primarily related to the fair value assigned to the customer contracts acquired. There was a corresponding adjustment to goodwill and deferred income taxes. The total consideration paid exceeded our estimated fair value of the net tangible assets acquired by approximately $145.8 million of which we allocated $52.3 million to other intangible assets and $93.5 million to goodwill. The other intangible assets, which primarily consist of customer contracts, have a weighted-average useful life of 11.6 years. The acquired goodwill is not deductible for tax purposes.

On August 29, 2008, we acquired Metcare Health Plans, Inc., or Metcare, for cash consideration of approximately $14.9 million. The acquisition expanded our Medicare HMO membership in central Florida.

On May 22, 2008, we acquired OSF Health Plans, Inc., or OSF, a managed care company serving both Medicare and commercial members in central Illinois, for cash consideration of approximately $87.3 million, including the payment of $3.3 million during 2009 to settle a purchase price contingency. This acquisition expanded our presence in Illinois, broadening our ability to serve multi-location employers with a wider range of products including our specialty offerings. The total consideration paid exceeded our estimated fair value of the net tangible assets acquired by approximately $31.1 million of which we allocated $10.1 million to other intangible assets and $21.0 million to goodwill. The other intangible assets, which primarily consist of customer contracts, have a weighted-average useful life of 9.9 years. The acquired goodwill is not deductible for tax purposes.

On April 30, 2008, we acquired UnitedHealth Group’s Las Vegas, Nevada individual SecureHorizons Medicare Advantage HMO business, or SecureHorizons, for cash consideration of approximately $185.3 million, plus subsidiary capital and surplus requirements of $40 million. The acquisition expanded our presence in the Las Vegas market. The total consideration paid exceeded our estimated fair value of the net tangible assets acquired by approximately $185.3 million of which we allocated $69.3 million to other intangible assets and $116.0 million to goodwill. The other intangible assets, which primarily consist of customer contracts, have a weighted-average useful life of 10.9 years. The acquired goodwill is not deductible for tax purposes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The purchase agreements for certain of the acquisitions discussed above occurring prior to January 1, 2009 contain provisions under which there may be future contingent consideration paid or received primarily associated with balance sheet settlements. Any contingent consideration paid or received will be recorded as an adjustment to goodwill when the contingencies are resolved. We do not expect these adjustments to be material.

The results of operations and financial condition of Cariten, Metcare, OSF, and SecureHorizons have been included in our consolidated statements of income and consolidated balance sheets since the acquisition dates.

4.	INVESTMENT SECURITIES

Investment securities classified as current and long-term were as follows at December 31, 2010 and 2009, respectively:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
December 31, 2010
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	$697,816	$14,412	$(615)	$711,613
Mortgage-backed securities	1,614,569	49,783	(1,173)	1,663,179
Tax-exempt municipal securities	2,439,659	37,294	(43,619)	2,433,334
Mortgage-backed securities:
Residential	58,017	545	(2,675)	55,887
Commercial	306,291	14,911	(171)	321,031
Asset-backed securities	148,068	1,727	(44)	149,751
Corporate debt securities	2,906,228	139,793	(13,710)	3,032,311
Redeemable preferred stock	5,333	0	0	5,333

Total debt securities	$8,175,981	$258,465	$(62,007)	$8,372,439

December 31, 2009
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	$1,005,203	$6,683	$(2,534)	$1,009,352
Mortgage-backed securities	1,675,667	24,324	(11,328)	1,688,663
Tax-exempt municipal securities	2,195,077	52,381	(23,417)	2,224,041
Mortgage-backed securities:
Residential	106,191	220	(10,999)	95,412
Commercial	285,014	3,252	(8,640)	279,626
Asset-backed securities	106,471	824	(107)	107,188
Corporate debt securities	2,043,721	57,173	(21,326)	2,079,568
Redeemable preferred stock	8,400	4,900	0	13,300

Total debt securities	$7,425,744	$149,757	$(78,351)	$7,497,150

We participate in a securities lending program where we loan certain investment securities for short periods of time in exchange for collateral, consisting of cash or U.S. Government securities, initially equal to at least

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

102% of the fair value of the investment securities on loan. Investment securities with a fair value of $54.0 million at December 31, 2010 and $126.1 million at December 31, 2009 were on loan. At December 31, 2010, all collateral from lending our investment securities was in the form of cash which has been reinvested in money market funds and short-term asset-backed securities.

Gross unrealized losses and fair values aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position were as follows at December 31, 2010 and 2009, respectively:

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(in thousands)
December 31, 2010
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	$141,766	$(615)	$0	$0	$141,766	$(615)
Mortgage-backed securities	110,358	(1,054)	5,557	(119)	115,915	(1,173)
Tax-exempt municipal securities	1,168,221	(33,218)	97,809	(10,401)	1,266,030	(43,619)
Mortgage-backed securities:
Residential	0	0	32,671	(2,675)	32,671	(2,675)
Commercial	0	0	2,752	(171)	2,752	(171)
Asset-backed securities	17,069	(42)	283	(2)	17,352	(44)
Corporate debt securities	383,677	(9,572)	31,464	(4,138)	415,141	(13,710)

Total debt securities	$1,821,091	$(44,501)	$170,536	$(17,506)	$1,991,627	$(62,007)

December 31, 2009
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	$301,843	$(2,425)	$2,970	$(109)	$304,813	$(2,534)
Mortgage-backed securities	823,365	(11,005)	6,834	(323)	830,199	(11,328)
Tax-exempt municipal securities	598,520	(14,286)	198,327	(9,131)	796,847	(23,417)
Mortgage-backed securities:
Residential	1,771	(5)	73,178	(10,994)	74,949	(10,999)
Commercial	31,941	(359)	142,944	(8,281)	174,885	(8,640)
Asset-backed securities	1,930	(19)	2,179	(88)	4,109	(107)
Corporate debt securities	636,833	(9,354)	99,830	(11,972)	736,663	(21,326)

Total debt securities	$2,396,203	$(37,453)	$526,262	$(40,898)	$2,922,465	$(78,351)

Approximately 96% of our debt securities were investment-grade quality, with an average credit rating of AA by S&P at December 31, 2010. Most of the debt securities that were below investment-grade were rated BB, the higher end of the below investment-grade rating scale. At December 31, 2010, 14% of our tax-exempt municipal securities were pre-refunded, generally with U.S. government and agency securities, and 25% of our tax-exempt securities were insured by bond insurers and had an equivalent S&P credit rating of AA exclusive of the bond insurers’ guarantee. Our investment policy limits investments in a single issuer and requires diversification among various asset types.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The recoverability of our residential and commercial mortgage-backed securities is supported by factors such as seniority, underlying collateral characteristics and credit enhancements. Our residential and commercial mortgage-backed securities at December 31, 2010 primarily were composed of senior tranches having high credit support, with 99% of the collateral consisting of prime loans. All commercial mortgage-backed securities were rated AA+ at December 31, 2010.

All issuers of securities we own that were trading at an unrealized loss at December 31, 2010 remain current on all contractual payments. After taking into account these and other factors previously described, we believe these unrealized losses primarily were caused by an increase in market interest rates and tighter liquidity conditions in the current markets than when the securities were purchased. At December 31, 2010, we did not intend to sell the securities with an unrealized loss position in accumulated other comprehensive income, and it is not likely that we will be required to sell these securities before recovery of their amortized cost basis. As a result, we believe that the securities with an unrealized loss were not other-than-temporarily impaired at December 31, 2010.

The detail of realized gains (losses) related to investment securities and included within investment income was as follows for the years ended December 31, 2010, 2009, and 2008:

	2010	2009	2008
	(in thousands)
Gross realized gains	$34,815	$123,361	$56,879
Gross realized losses	(29,169)	(103,878)	(136,296)

Net realized capital gains (losses)	$5,646	$19,483	$(79,417)

There were no material other-than-temporary impairments in 2010 or 2009. Gross realized losses in 2008 included other-than-temporary impairments of $103.1 million, primarily due to investments in Lehman Brothers Holdings Inc. and certain of its subsidiaries, which filed for bankruptcy protection in 2008, as well as declines in the values of securities primarily associated with the financial services industry.

The contractual maturities of debt securities available for sale at December 31, 2010, regardless of their balance sheet classification, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	(in thousands)
Due within one year	$299,861	$301,630
Due after one year through five years	1,936,215	1,991,966
Due after five years through ten years	2,072,510	2,134,576
Due after ten years	1,740,450	1,754,419
Mortgage and asset-backed securities	2,126,945	2,189,848

Total debt securities	$8,175,981	$8,372,439

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.	FAIR VALUE

Financial Assets

The following table summarizes our fair value measurements at December 31, 2010 and 2009, respectively, for financial assets measured at fair value on a recurring basis:

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)

December 31, 2010
Cash equivalents	$1,606,592	$1,606,592	$0	$0
Debt securities:
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	711,613	0	711,613	0
Mortgage-backed securities	1,663,179	0	1,663,179	0
Tax-exempt municipal securities	2,433,334	0	2,381,528	51,806
Mortgage-backed securities:
Residential	55,887	0	55,887	0
Commercial	321,031	0	321,031	0
Asset-backed securities	149,751	0	148,545	1,206
Corporate debt securities	3,032,311	0	3,025,097	7,214
Redeemable preferred stock	5,333	0	0	5,333

Total debt securities	8,372,439	0	8,306,880	65,559
Securities lending invested collateral	49,636	24,639	24,997	0

Total invested assets	$10,028,667	$1,631,231	$8,331,877	$65,559

December 31, 2009
Cash equivalents	$1,507,490	$1,507,490	$0	$0
Debt securities:
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	1,009,352	0	1,009,352	0
Mortgage-backed securities	1,688,663	0	1,688,663	0
Tax-exempt municipal securities	2,224,041	0	2,155,227	68,814
Mortgage-backed securities:
Residential	95,412	0	95,412	0
Commercial	279,626	0	279,626	0
Asset-backed securities	107,188	0	105,060	2,128
Corporate debt securities	2,079,568	0	2,071,087	8,481
Redeemable preferred stock	13,300	0	0	13,300

Total debt securities	7,497,150	0	7,404,427	92,723
Securities lending invested collateral	119,586	53,569	66,017	0

Total invested assets	$9,124,226	$1,561,059	$7,470,444	$92,723

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

There were no material transfers between level 1 and level 2 during 2010 or 2009. During the years ended December 31, 2010 and 2009, the changes in the fair value of the assets measured using significant unobservable inputs (Level 3) were comprised of the following:

	For the year ended December 31,
	2010			2009
	Auction Rate Securities	Privates and Venture Capital	Total	Auction Rate Securities	Privates and Venture Capital	Total
	(in thousands)

Beginning balance at January 1	$68,814	$23,909	$92,723	$73,654	$18,272	$91,926

Total gains or losses:

Realized in earnings	16	6,244	6,260	16	74	90
Unrealized in other comprehensive income	1,901	(4,426)	(2,525)	269	4,382	4,651
Purchases, sales, issuances, and settlements, net	(18,925)	(11,974)	(30,899)	(5,125)	(2,102)	(7,227)

Transfers into Level 3	0	0	0	0	3,283	3,283

Balance at December 31	$51,806	$13,753	$65,559	$68,814	$23,909	$92,723

Our level 3 assets primarily included auction rate securities for the periods presented. Auction rate securities are debt instruments with interest rates that reset through periodic short-term auctions. The auction rate securities we own, which had a fair value of $51.8 million at December 31, 2010, or less than 1% of our total invested assets, primarily consisted of tax-exempt bonds rated AA and above and were collateralized by federally-guaranteed student loans. From time to time, liquidity issues in the credit markets have led to failed auctions. A failed auction is not a default of the debt instrument, but does set a new, generally higher, interest rate in accordance with the original terms of the debt instrument. Liquidation of auction rate securities results when (1) a successful auction occurs, (2) the securities are called or refinanced by the issuer, (3) a buyer is found outside the auction process, or (4) the security matures. We continue to receive income on all auction rate securities as well as periodic full and partial redemption calls. Given the liquidity issues, fair value could not be estimated based on observable market prices, and as such, unobservable inputs were used.

Financial Liabilities

Our long-term debt is recorded at carrying value in our consolidated balance sheets. The carrying value of our long-term debt outstanding was $1,668.8 million at December 31, 2010 and $1,678.2 million at December 31, 2009. The fair value of our long-term debt was $1,746.5 million at December 31, 2010 and $1,596.4 million at December 31, 2009. The fair value of our long-term debt is determined based on quoted market prices for the same or similar debt, or, if no quoted market prices are available, on the current prices estimated to be available to us for debt with similar terms and remaining maturities.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.	MEDICARE PART D

As discussed in Note 2, we cover prescription drug benefits in accordance with Medicare Part D under multiple contracts with CMS. The consolidated balance sheets include the following amounts associated with Medicare Part D as of December 31, 2010 and 2009:

	2010		2009
	Risk Corridor Settlement	CMS Subsidies	Risk Corridor Settlement	CMS Subsidies
	(in thousands)

Other current assets	$1,563	$16,211	$2,165	$11,660
Trade accounts payable and accrued expenses	(389,203)	(170,231)	(146,750)	(402,854)

Net current liability	$(387,640)	$(154,020)	$(144,585)	$(391,194)

7.	PROPERTY AND EQUIPMENT, NET

Property and equipment was comprised of the following at December 31, 2010 and 2009:

	2010	2009
	(in thousands)

Land	$18,405	$16,206
Buildings and leasehold improvements	476,057	368,341
Equipment	539,518	536,328
Computer software	1,025,468	1,013,461

	2,059,448	1,934,336
Accumulated depreciation	(1,244,111)	(1,255,194)

Property and equipment, net	$815,337	$679,142

Depreciation expense was $225.1 million in 2010, $213.0 million in 2009, and $183.3 million in 2008, including amortization expense for capitalized internally developed and purchased software of $135.5 million in 2010, $126.9 million in 2009, and $92.9 million in 2008. The table above includes $131.0 million of net property and equipment acquired in connection with the December 21, 2010 acquisition of Concentra more fully described in Note 3.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.	GOODWILL AND OTHER INTANGIBLE ASSETS

The realignment of our business segments and corresponding change in our reportable segments, more fully described in Note 17, resulted in a change in the composition of our reporting units, the unit of accounting for goodwill. Accordingly, we reassigned goodwill to our reporting units as of January 1, 2011 using the relative fair value approach. Changes in the carrying amount of goodwill retrospectively adjusted for our new reportable segments for the years ended December 31, 2010 and 2009 were as follows:

	Retail	Employer Group	Health & Well-Being Services	Other Businesses	Total
	(in thousands)

Balance at December 31, 2008	$547,896	$40,533	$1,317,229	$57,453	$1,963,111
Subsequent payments/adjustments related to 2008 acquisitions	17,087	12,726	0	0	29,813

Balance at December 31, 2009	564,983	53,259	1,317,229	57,453	1,992,924
Acquisitions	0	0	538,293	0	538,293
Subsequent payments/adjustments related to 2008 acquisitions	27,861	8,731	0	0	36,592

Balance at December 31, 2010	$592,844	$61,990	$1,855,522	$57,453	$2,567,809

The following table presents details of our other intangible assets included in other long-term assets in the accompanying consolidated balance sheets at December 31, 2010 and 2009:

	Weighted Average Life	2010			2009
		Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
		(in thousands)

Other intangible assets:
Customer contracts/relationships	10.7 yrs	$413,855	$145,997	$267,858	$314,885	$117,748	$197,137
Trade names	19.6 yrs	87,400	2,268	85,132	5,200	567	4,633
Provider contracts	16.0 yrs	42,753	11,659	31,094	42,753	8,281	34,472
Noncompetes and other	9.5 yrs	19,475	4,085	15,390	11,786	4,560	7,226

Total other intangible assets	12.5 yrs	$563,483	$164,009	$399,474	$374,624	$131,156	$243,468

Amortization expense for other intangible assets was approximately $37.8 million in 2010, $37.3 million in 2009 and $37.1 million in 2008. The following table presents our estimate of amortization expense for each of the five next succeeding fiscal years:

(in thousands)
For the years ending December 31,:
2011	$50,421
2012	48,792
2013	45,537
2014	41,039
2015	35,707

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.	BENEFITS PAYABLE

Activity in benefits payable, excluding military services, was as follows for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
	(in thousands)
Balances at January 1	$2,943,379	$2,898,782	$2,355,461
Acquisitions	0	0	96,021
Incurred related to:
Current year	24,185,717	21,943,547	21,114,008
Prior years	(434,015)	(252,756)	(268,027)

Total incurred	23,751,702	21,690,791	20,845,981

Paid related to:
Current year	(21,671,345)	(19,581,314)	(18,601,120)
Prior years	(1,809,610)	(2,064,880)	(1,797,561)

Total paid	(23,480,955)	(21,646,194)	(20,398,681)

Balances at December 31	$3,214,126	$2,943,379	$2,898,782

Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development).

Actuarial standards require the use of assumptions based on moderately adverse experience, which generally results in favorable reserve development, or reserves that are considered redundant. The amount of redundancy over the last three years primarily has been impacted by the growth in our Medicare business, coupled with the application of consistent reserving practices. During 2010, we experienced prior year favorable reserve releases not in the ordinary course of business of approximately $231.2 million. This favorable reserve development primarily resulted from improvements in the claims processing environment and, to a lesser extent, better than originally estimated utilization as well as a shortening of the cycle time associated with provider claim submissions. The improvements in the claims processing environment benefited all lines of business, but were most prominent in our Medicare PFFS line of business. These improvements resulted in recoveries from the identification of claims billed at higher cost codes than those documented in the medical records via audits, as well as an improved ability to collect overpayments due to the development of system enhancements to our Commercial claims processing platform.

Military services benefits payable of $255.2 million and $279.2 million at December 31, 2010 and 2009, respectively, primarily consisted of our estimate of incurred healthcare services provided to beneficiaries which are in turn reimbursed by the federal government, as more fully described in Note 2. This amount is generally offset by a corresponding receivable due from the federal government.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Benefit expenses associated with military services and provisions associated with future policy benefits excluded from the previous table were as follows for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
	(in thousands)

Military services	$3,059,492	$3,019,655	$2,819,787
Future policy benefits	305,875	73,130	64,338

Total	$3,365,367	$3,092,785	$2,884,125

The increase in benefit expenses associated with future policy benefits payable during 2010 relates to reserve strengthening for our closed block of long-term care policies acquired in connection with the 2007 KMG America Corporation, or KMG, acquisition more fully described in Note 18.

10.	INCOME TAXES

The provision for income taxes consisted of the following for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
	(in thousands)

Current provision:
Federal	$785,888	$532,722	$336,870
States and Puerto Rico	63,262	56,155	30,829

Total current provision	849,150	588,877	367,699
Deferred benefit	(198,978)	(26,792)	(22,005)

Provision for income taxes	$650,172	$562,085	$345,694

The provision for income taxes was different from the amount computed using the federal statutory rate for the years ended December 31, 2010, 2009 and 2008 due to the following:

	2010	2009	2008
	(in thousands)
Income tax provision at federal statutory rate	$612,347	$560,616	$347,497
States, net of federal benefit and Puerto Rico	30,865	28,968	12,412
Tax exempt investment income	(23,776)	(21,327)	(21,253)
Nondeductible executive compensation	12,655	55	30
Contingent tax benefits	0	(16,781)	0
Other, net	18,081	10,554	7,008

Provision for income taxes	$650,172	$562,085	$345,694

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The provision for income taxes for 2010 reflects a $12.7 million estimated impact from new limitations on the deductibility of annual compensation in excess of $500,000 per employee as mandated by the Health Insurance Reform Legislation.

The liability for unrecognized tax benefits was $16.8 million at December 31, 2008 and $16.0 million at December 31, 2007. This liability, which was released in 2009 as a result of settlements associated with the completion of the audit of our U.S. income tax returns for 2005 and 2006, reduced tax expense $16.8 million in 2009. As of December 31, 2010, we do not have material uncertain tax positions reflected in our consolidated balance sheet.

Deferred income tax balances reflect the impact of temporary differences between the tax bases of assets or liabilities and their reported amounts in our consolidated financial statements, and are stated at enacted tax rates expected to be in effect when the reported amounts are actually recovered or settled. Principal components of our net deferred tax balances at December 31, 2010 and 2009 were as follows:

	Assets (Liabilities)
	2010	2009
	(in thousands)

Future policy benefits payable	$153,293	$103,941
Net operating loss carryforward	136,894	97,398
Compensation and other accrued expenses	127,442	121,516
Benefits payable	88,617	36,996
Deferred acquisition costs	34,044	0
Capital loss carryforward	13,032	13,169
Unearned premiums	9,813	25,528
Other	19,004	24,715

Total deferred income tax assets	582,139	423,263

Valuation allowance	(28,063)	(30,093)

Total deferred income tax assets, net of valuation allowance	554,076	393,170

Depreciable property and intangible assets	(275,569)	(213,291)
Investment securities	(65,921)	(25,077)
Prepaid expenses	(47,185)	(47,290)
Deferred acquisition costs	0	(38,899)

Total deferred income tax liabilities	(388,675)	(324,557)

Total net deferred income tax assets	$165,401	$68,613

Amounts recognized in the consolidated balance sheets:
Other current assets	$76,598	$32,206
Other long-term assets	88,803	36,407

Total net deferred income tax assets	$165,401	$68,613

At December 31, 2010, we had approximately $373.7 million of net operating losses to carry forward related to prior acquisitions. These net operating loss carryforwards, if not used to offset future taxable income, will expire from 2011 through 2030. A significant portion of these losses are in a subsidiary that will not be included in the Humana Inc. consolidated tax return until 2013, and, therefore, may not be used until that point. Due to limitations and uncertainty regarding our ability to use some of the carryforwards, a valuation allowance was established on $76.6 million of net operating loss carryforwards related to prior acquisitions. For the remainder of the net operating loss carryforwards, based on our historical record of producing taxable income and profitability, we have concluded that future operating income will be sufficient to give rise to tax expense to recover all deferred tax assets.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We file income tax returns in the United States and certain foreign jurisdictions. With few exceptions, which are immaterial in the aggregate, we are no longer subject to state, local and foreign tax examinations by tax authorities for years before 2008.

Our U.S. income tax returns for 2007 and 2008 are currently under examination by the Internal Revenue Service (IRS). Beginning with the 2009 tax year, as well as 2010, we are participating in the Compliance Assurance Process (CAP) with the IRS. Under CAP, the IRS does advance reviews during the tax year and as the return is being prepared for filing, thereby reducing the need for post-filing examinations. We expect the IRS will conclude its audits of the 2007, 2008, 2009 and 2010 tax years during 2011. As of December 31, 2010, we are not aware of any material adjustments the IRS may propose.

11.	DEBT

The carrying value of long-term debt outstanding was as follows at December 31, 2010 and 2009:

	2010	2009
	(in thousands)
Long-term debt:
Senior notes:
$500 million, 6.45% due June 1, 2016	$535,342	$540,907
$500 million, 7.20% due June 15, 2018	508,005	508,799
$300 million, 6.30% due August 1, 2018	321,622	323,862
$250 million, 8.15% due June 15, 2038	266,892	267,070

Total senior notes	1,631,861	1,640,638
Other long-term borrowings	36,988	37,528

Total long-term debt	$1,668,849	$1,678,166

Senior Notes

Our senior notes, which are unsecured, may be redeemed at our option at any time at 100% of the principal amount plus accrued interest and a specified make-whole amount. The 7.20% and 8.15% senior notes are subject to an interest rate adjustment if the debt ratings assigned to the notes are downgraded (or subsequently upgraded) and contain a change of control provision that may require us to purchase the notes under certain circumstances.

We had been parties to interest-rate swap agreements to exchange the fixed interest rate under our senior notes for a variable interest rate based on LIBOR. As a result, the carrying value of the senior notes had been adjusted to reflect changes in value caused by an increase or decrease in interest rates. During 2008, we terminated all of our swap agreements. The cumulative adjustment to the carrying value of our senior notes was $103.4 million as of the termination date which is being amortized as a reduction to interest expense over the remaining term of the senior notes, resulting in a weighted-average effective interest rate fixed at 6.08%. The unamortized carrying value adjustment was $83.8 million as of December 31, 2010 and $92.9 million as of December 31, 2009.

Credit Agreement

In December 2010, we replaced our 5-year $1.0 billion unsecured revolving credit agreement which was set to expire in July 2011 with a 3-year $1.0 billion unsecured revolving agreement expiring December 2013. Under the new credit agreement, at our option, we can borrow on either a competitive advance basis or a revolving credit basis. The revolving credit portion bears interest at either LIBOR or the base rate plus a spread. The spread,

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

currently 200 basis points, varies depending on our credit ratings ranging from 150 to 262.5 basis points. We also pay an annual facility fee regardless of utilization. This facility fee, currently 37.5 basis points, may fluctuate between 25 and 62.5 basis points, depending upon our credit ratings. The competitive advance portion of any borrowings will bear interest at market rates prevailing at the time of borrowing on either a fixed rate or a floating rate based on LIBOR, at our option.

The terms of the new credit agreement include standard provisions related to conditions of borrowing, including a customary material adverse event clause which could limit our ability to borrow additional funds. In addition, the credit agreement contains customary restrictive and financial covenants as well as customary events of default, including financial covenants regarding the maintenance of a minimum level of net worth of $5,257.9 million at December 31, 2010 and a maximum leverage ratio of 3.0:1. We are in compliance with the financial covenants, with actual net worth of $6,924.1 million and a leverage ratio of 0.8:1, as measured in accordance with the credit agreement as of December 31, 2010. In addition, the new credit agreement includes an uncommitted $250 million incremental loan facility.

At December 31, 2010, we had no borrowings outstanding under the credit agreement. We have outstanding letters of credit of $10.4 million secured under the credit agreement. No amounts have ever been drawn on these letters of credit. Accordingly, as of December 31, 2010, we had $989.6 million of remaining borrowing capacity under the credit agreement, none of which would be restricted by our financial covenant compliance requirement. We have other customary, arms-length relationships, including financial advisory and banking, with some parties to the credit agreement.

Other Long-Term Borrowings

Other long-term borrowings of $37.0 million at December 31, 2010 represent junior subordinated debt of $36.1 million and financing for the renovation of a building of $0.9 million. The junior subordinated debt, which is due in 2037, may be called by us without penalty in 2012 and bears a fixed annual interest rate of 8.02% payable quarterly until 2012, and then payable at a floating rate based on LIBOR plus 310 basis points. The debt associated with the building renovation bears interest at 2.00%, is collateralized by the building, and is payable in various installments through 2014.

12.	DERIVATIVE FINANCIAL INSTRUMENTS

We entered into interest-rate swap agreements with major financial institutions upon issuance of our senior notes. These swap agreements, which were considered derivative instruments, exchanged the fixed interest rate under all our senior notes for a variable interest rate based on LIBOR. The notional amount of the swap agreements was equal to the par amount of our senior notes. These swap agreements were qualified and designated as a fair value hedge. The gain or loss on the swap agreements as well as the offsetting loss or gain on the senior notes was recognized in current earnings. We included the gain or loss on the swap agreements in interest expense, the same line item as the offsetting loss or gain on the related senior notes. The gain or loss due to hedge ineffectiveness was not material for 2008.

During 2008, we terminated all of our interest-rate swap agreements for cash consideration of $93.0 million. We recognized a $10.4 million impairment charge as a realized investment loss associated with the termination of a swap with a subsidiary of Lehman, which subsequently filed for bankruptcy protection.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13.	EMPLOYEE BENEFIT PLANS

Employee Savings Plan

We have defined contribution retirement and savings plans covering eligible employees. Our contribution to these plans is based on various percentages of compensation, and in some instances, on the amount of our employees’ contributions to the plans. The cost of these plans amounted to approximately $108.6 million in 2010, $109.5 million in 2009, and $79.6 million in 2008, all of which was funded currently to the extent it was deductible for federal income tax purposes. The Company’s cash match is invested pursuant to the participant’s contribution direction. Based on the closing price of our common stock of $54.74 on December 31, 2010, approximately 14% of the retirement and savings plan’s assets were invested in our common stock, or approximately 4.1 million shares, representing 2% of the shares outstanding as of December 31, 2010. At December 31, 2010, approximately 7.2 million shares of our common stock were reserved for issuance under our defined contribution retirement and savings plans.

Stock-Based Compensation

We have plans under which options to purchase our common stock and restricted stock awards have been granted to executive officers, directors and key employees. The terms and vesting schedules for stock-based awards vary by type of grant. Generally, the awards vest upon time-based conditions. The stock awards of retirement-eligible participants granted on or after January 1, 2010 will continue to vest upon retirement from the Company. Our equity award program includes a retirement provision that treats all employees with a combination of age and years of service with the Company totaling 65 or greater, with a minimum required age of 55 and a minimum requirement of 5 years of service, as retirement-eligible. Upon exercise, stock-based compensation awards are settled with authorized but unissued company stock. The compensation expense that has been charged against income for these plans was as follows for the years ended December 31, 2010, 2009, and 2008:

	2010	2009	2008
	(in thousands)
Stock-based compensation expense by type:
Stock options	$21,757	$19,555	$18,202
Restricted stock awards	41,190	46,315	37,167

Total stock-based compensation expense	62,947	65,870	55,369
Tax benefit recognized	(23,057)	(24,128)	(20,282)

Stock-based compensation expense, net of tax	$39,890	$41,742	$35,087

The tax benefit recognized in our consolidated financial statements is based on the amount of compensation expense recorded for book purposes. The actual tax benefit realized in our tax return is based on the intrinsic value, or the excess of the market value over the exercise or purchase price, of stock options exercised and restricted stock awards vested during the period. The actual tax benefit realized for the deductions taken on our tax returns from option exercises and restricted stock award vesting totaled $14.9 million in 2010, $16.3 million in 2009, and $16.9 million in 2008. There was no capitalized stock-based compensation expense.

The stock plans provide that one restricted share is equivalent to 1.7 stock options. At December 31, 2010, there were 12,375,233 shares reserved for stock award plans, including 3,225,299 shares of common stock available for future grants assuming all stock options or 1,897,235 shares available for future grants assuming all restricted shares.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Options

Stock options are granted with an exercise price equal to the fair market value of the underlying common stock on the date of grant. Our stock plans, as approved by the Board of Directors and stockholders, define fair market value as the average of the highest and lowest composite stock prices reported by the New York Stock Exchange on a given date. Exercise provisions vary, but most options vest in whole or in part 1 to 3 years after grant and expire 7 to 10 years after grant. Upon grant, stock options are assigned a fair value based on the Black-Scholes valuation model. Compensation expense is recognized on a straight-line basis over the total requisite service period, generally the total vesting period, for the entire award. For stock options granted on or after January 1, 2010 to retirement eligible employees, the compensation expense is recognized on a straight-line basis over the shorter of the requisite service period or the period from the date of grant to an employee’s eligible retirement date.

The weighted-average fair value of each option granted during 2010, 2009, and 2008 is provided below. The fair value was estimated on the date of grant using the Black-Scholes pricing model with the weighted-average assumptions indicated below:

	2010	2009	2008
Weighted-average fair value at grant date	$19.58	$14.24	$17.95
Expected option life (years)	5.2	4.6	5.1
Expected volatility	43.8%	39.2%	28.2%
Risk-free interest rate at grant date	2.7%	1.9%	2.9%
Dividend yield	None	None	None

When valuing employee stock options, we stratify the employee population into three homogenous groups that historically have exhibited similar exercise behaviors. These groups are executive officers, directors, and all other employees. We value the stock options based on the unique assumptions for each of these employee groups.

We calculate the expected term for our employee stock options based on historical employee exercise behavior and base the risk-free interest rate on a traded zero-coupon U.S. Treasury bond with a term substantially equal to the option’s expected term.

The volatility used to value employee stock options is based on historical volatility. We calculate historical volatility using a simple-average calculation methodology based on daily price intervals as measured over the expected term of the option.

Activity for our option plans was as follows for the year ended December 31, 2010:

	Shares Under Option	Weighted-Average Exercise Price
Options outstanding at December 31, 2009	6,058,321	$46.10
Granted	639,989	46.12
Exercised	(565,500)	30.91
Expired	(250,545)	62.10
Forfeited	(87,293)	48.24

Options outstanding at December 31, 2010	5,794,972	$46.86

Options exercisable at December 31, 2010	3,625,225	$47.46

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2010, outstanding stock options had an aggregate intrinsic value of $62.4 million, and a weighted-average remaining contractual term of 3.8 years. As of December 31, 2010, exercisable stock options had an aggregate intrinsic value of $39.8 million, and a weighted-average remaining contractual term of 2.9 years. The total intrinsic value of stock options exercised during 2010 was $11.3 million, compared with $23.7 million during 2009 and $18.3 million during 2008. Cash received from stock option exercises totaled $17.5 million in 2010, $18.3 million in 2009, and $12.1 million in 2008.

Total compensation expense not yet recognized related to nonvested options was $16.6 million at December 31, 2010. We expect to recognize this compensation expense over a weighted-average period of approximately 2.0 years.

Restricted Stock Awards

Restricted stock awards, including both restricted stock and restricted stock units, are granted with a fair value equal to the market price of our common stock on the date of grant. Compensation expense is recorded straight-line over the vesting period, generally three years from the date of grant. For restricted stock awards granted on or after January 1, 2010 to retirement eligible employees, the compensation expense is recognized on a straight-line basis over the shorter of the vesting period or the period from the date of grant to an employee’s eligible retirement date.

The weighted-average grant date fair value of our restricted stock awards was $49.29 in 2010, $41.16 in 2009, and $68.10 in 2008. Activity for our restricted stock awards was as follows for the year ended December 31, 2010:

	Shares	Weighted- Average Grant-Date Fair Value
Nonvested restricted stock awards at December 31, 2009	2,345,555	$55.11
Granted	901,660	49.29
Vested	(634,202)	62.18
Forfeited	(150,154)	51.35
Expired	(3,899)	59.66

Nonvested restricted stock awards at December 31, 2010	2,458,960	$51.38

The fair value of shares vested during the years ended was $30.0 million in 2010, $22.3 million in 2009, and $28.7 million in 2008. Total compensation expense not yet recognized related to nonvested restricted stock awards was $38.4 million at December 31, 2010. We expect to recognize this compensation expense over a weighted-average period of approximately 2.0 years. There are no other contractual terms covering restricted stock awards once vested.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14.	EARNINGS PER COMMON SHARE COMPUTATION

Detail supporting the computation of basic and diluted earnings per common share was as follows for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
	(in thousands, except per share results)

Net income available for common stockholders	$1,099,390	$1,039,675	$647,154

Weighted-average outstanding shares of common stock used to compute basic earnings per common share	167,782	167,364	167,172
Dilutive effect of:
Employee stock options	676	677	1,173
Restricted stock awards	1,340	1,030	842

Shares used to compute diluted earnings per common share	169,798	169,071	169,187

Basic earnings per common share	$6.55	$6.21	$3.87

Diluted earnings per common share	$6.47	$6.15	$3.83

Restricted stock awards and stock options to purchase 3,819,511 shares in 2010, 5,675,241 shares in 2009, and 3,243,933 shares in 2008 were anti-dilutive and, therefore, were not included in the computations of diluted earnings per common share.

15.	STOCKHOLDERS’ EQUITY

In December 2009, the Board of Directors authorized the repurchase of up to $250 million of our common shares exclusive of shares repurchased in connection with employee stock plans. Under this share repurchase authorization, shares may be purchased from time to time at prevailing prices in the open market, by block purchases, or in privately-negotiated transactions, subject to certain regulatory restrictions on volume, pricing, and timing. During 2010, we repurchased 1.99 million common shares in open market transactions for $100.0 million at an average price of $50.17. As of February 4, 2011, the remaining authorized amount totaled $150.0 million and the authorization expires on December 31, 2011.

No shares were repurchased in open market transactions during 2009. During 2008, we repurchased 2.10 million common shares in open market transactions for $92.8 million at an average price of $44.19 under a stock repurchase plan previously authorized by the Board of Directors.

In connection with employee stock plans, we acquired 0.2 million common shares for $8.5 million in 2010, 0.6 million common shares for $22.8 million in 2009, and 0.2 million common shares for $13.3 million in 2008.

Regulatory Requirements

Certain of our subsidiaries operate in states that regulate the payment of dividends, loans, or other cash transfers to Humana Inc., our parent company, and require minimum levels of equity as well as limit investments to approved securities. The amount of dividends that may be paid to Humana Inc. by these subsidiaries, without prior approval by state regulatory authorities, is limited based on the entity’s level of statutory income and statutory capital and surplus. In most states, prior notification is provided before paying a dividend even if approval is not required.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Although minimum required levels of equity are largely based on premium volume, product mix, and the quality of assets held, minimum requirements can vary significantly at the state level. Our state regulated subsidiaries had aggregate statutory capital and surplus of approximately $4.3 billion and $3.8 billion as of December 31, 2010 and 2009, respectively, which exceeded aggregate minimum regulatory requirements. The amount of dividends that may be paid to our parent company in 2011 without prior approval by state regulatory authorities is approximately $740 million in the aggregate. This compares to dividends that were able to be paid in 2010 without prior regulatory approval of approximately $720 million.

16.	COMMITMENTS, GUARANTEES AND CONTINGENCIES

Leases

We lease facilities, computer hardware, and other furniture and equipment under long-term operating leases that are noncancelable and expire on various dates through 2025. We sublease facilities or partial facilities to third party tenants for space not used in our operations. Rent with scheduled escalation terms are accounted for on a straight-line basis over the lease term. Rent expense and sublease rental income, which are recorded net as an administrative expense, for all operating leases were as follows for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
	(in thousands)
Rent expense	$155,206	$160,927	$142,885
Sublease rental income	(9,639)	(9,049)	(9,283)

Net rent expense	$145,567	$151,878	$133,602

Future annual minimum payments due subsequent to December 31, 2010 under all of our noncancelable operating leases with initial terms in excess of one year are as follows:

	Minimum Lease Payments	Sublease Rental Receipts	Net Lease Commitments
	(in thousands)
For the years ending December 31:
2011	$190,525	$(963)	$189,562
2012	162,434	(433)	162,001
2013	133,434	(143)	133,291
2014	108,159	(110)	108,049
2015	82,005	(20)	81,985
Thereafter	133,677	0	133,677

Total	$810,234	$(1,669)	$808,565

The table above includes noncancelable operating leases acquired in connection with the acquisition of Concentra on December 21, 2010 as described further in Note 3, including leases for medical and operating facilities, certain corporate office space as well as office and medical equipment.

Purchase Obligations

We have agreements to purchase services, primarily information technology related services, or to make improvements to real estate, in each case that are enforceable and legally binding on us and that specify all

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significant terms, including: fixed or minimum levels of service to be purchased; fixed, minimum or variable price provisions; and the appropriate timing of the transaction. We have purchase obligation commitments of $81.4 million in 2011, $44.6 million in 2012, $18.4 million in 2013, $3.7 million in 2014, and no material commitments thereafter. Purchase obligations exclude agreements that are cancelable without penalty.

Off-Balance Sheet Arrangements

As part of our ongoing business, we do not participate or knowingly seek to participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities (SPEs), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of December 31, 2010, we are not involved in any SPE transactions.

Guarantees and Indemnifications

Through indemnity agreements approved by the state regulatory authorities, certain of our regulated subsidiaries generally are guaranteed by Humana Inc., our parent company, in the event of insolvency for (1) member coverage for which premium payment has been made prior to insolvency; (2) benefits for members then hospitalized until discharged; and (3) payment to providers for services rendered prior to insolvency. Our parent also has guaranteed the obligations of our military services subsidiaries.

In the ordinary course of business, we enter into contractual arrangements under which we may agree to indemnify a third party to such arrangement from any losses incurred relating to the services they perform on behalf of us, or for losses arising from certain events as defined within the particular contract, which may include, for example, litigation or claims relating to past performance. Such indemnification obligations may not be subject to maximum loss clauses. Historically, payments made related to these indemnifications have been immaterial.

Government Contracts

Our Medicare business, which accounted for approximately 65% of our consolidated premiums and services revenue for the year ended December 31, 2010, primarily consisted of products covered under the Medicare Advantage and Medicare Part D Prescription Drug Plan contracts with the federal government. These contracts are renewed generally for a one-year term each December 31 unless CMS notifies us of its decision not to renew by August 1 of the calendar year in which the contract would end, or we notify CMS of our decision not to renew by the first Monday in June of the calendar year in which the contract would end. All material contracts between Humana and CMS relating to our Medicare business have been renewed for 2011.

CMS uses a risk-adjustment model which apportions premiums paid to Medicare Advantage plans according to health severity. The risk-adjustment model pays more for enrollees with predictably higher costs. Under this model, rates paid to Medicare Advantage plans are based on actuarially determined bids, which include a process whereby our prospective payments are based on a comparison of our beneficiaries’ risk scores, derived from medical diagnoses, to those enrolled in the government’s original Medicare program. Under the risk-adjustment methodology, all Medicare Advantage plans must collect and submit the necessary diagnosis code information from hospital inpatient, hospital outpatient, and physician providers to CMS within prescribed deadlines. The CMS risk-adjustment model uses this diagnosis data to calculate the risk adjusted premium payment to Medicare Advantage plans. We generally rely on providers to code their claim submissions with appropriate diagnoses, which we send to CMS as the basis for our payment received from CMS under the actuarial risk-adjustment model. We also rely on providers to appropriately document all medical data, including the diagnosis data submitted with claims.

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CMS is continuing to perform audits of various companies’ selected Medicare Advantage contracts related to this risk adjustment diagnosis data. These audits are referred to herein as Risk-Adjustment Data Validation Audits, or RADV audits. RADV audits review medical record documentation in an attempt to validate provider coding practices and the presence of risk adjustment conditions which influence the calculation of premium payments to Medicare Advantage plans. To date, six Humana contracts have been selected by CMS for RADV audits for the 2007 contract year, consisting of one “pilot” audit and five “targeted” audits for Humana plans.

On December 21, 2010, CMS posted a description of the agency’s proposed RADV sampling and payment adjustment calculation methodology to its website, and invited public comment, noting that CMS may revise its sampling and payment error calculation methodology based upon the comments received. We believe the audit and payment adjustment methodology proposed by CMS is fundamentally flawed and actuarially unsound. In essence, in making the comparison referred to above, CMS relies on two interdependent sets of data to set payment rates for Medicare Advantage (MA) plans: (1) fee for service (FFS) data from the government’s original Medicare program; and (2) MA data. The proposed methodology would review medical records for only one set of data (MA data), while not performing the same exercise on the other set (FFS data). However, because these two sets of data are inextricably linked, we believe CMS must audit and validate both of them before extrapolating any potential RADV audit results, in order to ensure that any resulting payment adjustment is accurate. We believe that the Social Security Act, under which the payment model was established, requires the consistent use of these data sets in determining risk-adjusted payments to MA plans. Furthermore, our payment received from CMS, as well as benefits offered and premiums charged to members, is based on bids that did not, by CMS design, include any assumption of retroactive audit payment adjustments. We believe that applying a retroactive audit adjustment after CMS acceptance of bids would improperly alter this process of establishing member benefits and premiums.

CMS has received public comments, including our comments and comments from other industry participants and the American Academy of Actuaries, which expressed concerns about the failure to appropriately compare the two sets of data. On February 3, 2011, CMS issued a statement that it was closely evaluating the comments it has received on this matter and anticipates making changes to the proposed methodology based on input it has received, although we are unable to predict the extent of changes that they may make.

We believe that the proposed methodology is actuarially unsound and in violation of the Social Security Act. We intend to defend that position vigorously. However, if CMS moves forward with implementation of the proposed methodology without changes to adequately address the data inconsistency issues described above, it would have a material adverse effect on our revenues derived from the Medicare Advantage program and, therefore, our results of operations, financial position, and cash flows.

Our Medicaid business, which accounted for approximately 2% of our consolidated premiums and services revenue for the year ended December 31, 2010, consists of contracts in Puerto Rico and Florida, with the vast majority in Puerto Rico. Effective October 1, 2010, the Puerto Rico Health Insurance Administration, or PRHIA, awarded us three contracts for the East, Southeast, and Southwest regions for a one year term with two options to extend the contracts for an additional term of up to one year, exercisable at the sole discretion of the PRHIA.

The loss of any of the contracts above or significant changes in these programs as a result of legislative action, including reductions in premium payments to us, or increases in member benefits without corresponding increases in premium payments to us may have a material adverse effect on our results of operations, financial position, and cash flows.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our military services business, which accounted for approximately 11% of our consolidated premiums and services revenue for the year ended December 31, 2010, primarily consists of the TRICARE South Region contract. The original 5-year South Region contract expired on March 31, 2009 and was extended through March 31, 2011. On October 5, 2010, we were notified that the Department of Defense TRICARE Management Activity, or TMA, intended to negotiate with us for an extension of our administration of the TRICARE South Region contract, and on January 6, 2011, an Amendment of Solicitation/Modification of Contract to the TRICARE South Region contract, in the form of an undefinitized contract action, became effective. The Amendment adds one additional one-year option period, Option Period IX (which runs from April 1, 2011 through March 31, 2012). The Amendment does not include the costs of the underwritten target health care cost and underwritten health care target fee, which will be negotiated separately. On January 21, 2011, the TMA notified us of their intent to exercise Option Period IX.

As required under the current contract, the target underwritten health care cost and underwriting fee amounts for Option Period IX will be negotiated separately. Any variance from the target health care cost is shared with the federal government. Accordingly, events and circumstances not contemplated in the negotiated target health care cost amount may have a material adverse effect on us. These changes may include an increase or reduction in the number of persons enrolled or eligible to enroll due to the federal government’s decision to increase or decrease U.S. military deployments. In the event government reimbursements were to decline from projected amounts, any failure to reduce the health care costs associated with these programs may have a material adverse effect on our results of operations, financial position, and cash flows.

In July 2009, we were notified by the Department of Defense that we were not awarded the third generation TRICARE program contract for the South Region which had been subject to competing bids. We filed a protest with the Government Accountability Office, or GAO, in connection with the award to another contractor citing discrepancies between the award criteria and procedures prescribed in the request for proposals issued by the DoD and those that appear to have been used by the DoD in making its contractor selection. In October 2009, we learned that the GAO had upheld our protest, determining that the TMA evaluation of our proposal had unreasonably failed to fully recognize and reasonably account for the likely cost savings associated with our record of obtaining network provider discounts from our established network in the South Region. On December 22, 2009, we were advised that TMA notified the GAO of its intent to implement corrective action consistent with the discussion contained within the GAO’s decision with respect to our protest. On October 22, 2010, TMA issued its latest amendment to the request for proposal requesting from offerors final proposal revisions to address, among other things, health care cost savings resulting from provider network discounts in the South Region. We submitted our final proposal revisions on November 9, 2010. At this time, we are not able to determine whether or not the protest decision by the GAO will have any effect upon the ultimate disposition of the contract award.

Legal Proceedings and Certain Regulatory Matters

Provider Litigation

Humana Military Healthcare Services, Inc. (“Humana Military”) was named as a defendant in Sacred Heart Health System, Inc., et al. v. Humana Military Healthcare Services Inc., Case No. 3:07-cv-00062 MCR/EMT (the “Sacred Heart” Complaint), a class action lawsuit filed on February 5, 2007 in the U.S. District Court for the Northern District of Florida asserting contract and fraud claims against Humana Military. The Sacred Heart Complaint alleged, among other things, that, Humana Military breached its network agreements with a class of hospitals in six states, including the seven named plaintiffs, that contracted for reimbursement of outpatient services provided to beneficiaries of the DoD’s TRICARE health benefits program (“TRICARE”). The Complaint alleged that Humana Military breached its network agreements when it failed to reimburse the hospitals based on negotiated discounts for non-surgical outpatient services performed on or after October 1, 1999, and instead

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reimbursed them based on published CHAMPUS Maximum Allowable Charges (so-called “CMAC rates”). Humana Military denied that it breached the network agreements with the hospitals and asserted a number of defenses to these claims. The Complaint sought, among other things, the following relief for the purported class members: (i) damages as a result of the alleged breach of contract by Humana Military, (ii) taxable costs of the litigation, (iii) attorneys fees, and (iv) any other relief the court deems just and proper. Separate and apart from the class relief, named plaintiff Sacred Heart Health System Inc. requested damages and other relief for its individual claim against Humana Military for fraud in the inducement to contract. On September 25, 2008, the district court certified a class consisting of all institutional healthcare service providers in TRICARE former Regions 3 and 4 which had network agreements with Humana Military to provide outpatient non-surgical services to CHAMPUS/TRICARE beneficiaries as of November 18, 1999, excluding those network providers who contractually agreed with Humana Military to submit any such disputes with Humana Military to arbitration. On March 3, 2010, the Court of Appeals reversed the district court’s class certification order and remanded the case to the district court for further proceeding. On June 28, 2010, the plaintiffs sought leave of the district court to amend their complaint to join additional hospital plaintiffs. Humana Military filed its response to the motion on July 28, 2010. The district court granted the plaintiffs’ motion to join 33 additional hospitals on September 24, 2010. On October 27, 2010, the plaintiffs filed their Fourth Amended Complaint claiming the U.S. District Court for the Northern District of Florida has subject matter jurisdiction over the case because the allegations in the complaint raise a substantial question under federal law. The amended complaint asserts no other material changes to the allegations or relief sought by the plaintiffs. Humana Military’s Answer to the Fourth Amended Complaint was filed on November 30, 2010.

On March 2, 2009, in a case styled Southeast Georgia Regional Medical Center, et al. v. Humana Military Healthcare Services, Inc., the named plaintiffs filed an arbitration demand, seeking relief on the same grounds as the plaintiffs in the Sacred Heart litigation. The arbitration plaintiffs originally sought certification of a class consisting of all institutional healthcare service providers that had contracts with Humana Military to provide outpatient non-surgical services and whose agreements provided for dispute resolution through arbitration. Humana Military submitted its response to the demand for arbitration on May 1, 2009. The plaintiffs have subsequently withdrawn their motion for class certification. On June 18, 2010, plaintiffs submitted their amended arbitration complaint. Humana Military’s answer to the complaint was submitted on July 9, 2010. On June 24, 2010, the arbitrators issued a case management order and scheduled a hearing to begin on May 23, 2011. On November 12, 2010, the arbitrators issued a revised case management and scheduling order and scheduled a hearing to begin on September 26, 2011.

Humana intends to defend each of these actions vigorously.

Internal Investigations

With the assistance of outside counsel, we are conducting an ongoing internal investigation related to certain aspects of our Florida subsidiary operations, and have voluntarily self-reported the existence of this investigation to CMS, the U.S. Department of Justice and the Florida Agency for Health Care Administration. Matters under review include, without limitation, the relationships between certain of our Florida-based employees and providers in our Medicaid and/or Medicare networks, practices related to the financial support of non-profit or provider access centers for Medicaid enrollment and related enrollment processes, and financial support of physician practices. We have reported to the regulatory authorities noted above on the progress of our investigation to date, and intend to continue to discuss with these authorities our factual findings as well as any remedial actions we may take.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Lawsuits and Regulatory Matters

Our current and past business practices are subject to review or other investigations by various state insurance and health care regulatory authorities and other state and federal regulatory authorities. These authorities regularly scrutinize the business practices of health insurance and benefits companies. These reviews focus on numerous facets of our business, including claims payment practices, provider contracting, competitive practices, commission payments, privacy issues, utilization management practices, and sales practices, among others. Some of these reviews have historically resulted in fines imposed on us and some have required changes to some of our practices. We continue to be subject to these reviews, which could result in additional fines or other sanctions being imposed on us or additional changes in some of our practices. In addition, we have responded and are continuing to respond to requests for information regarding certain provider-payment practices from various states’ attorneys general and departments of insurance.

On September 10, 2009, the Office of Inspector General, or OIG, of the United States Department of Health and Human Services issued subpoenas to us and our subsidiary, Humana Pharmacy, Inc., seeking documents related to our Medicare Part D prescription plans and the operation of RightSourceRxSM, our mail order pharmacy in Phoenix, Arizona. The government has informed us that no additional materials will be sought pursuant to the subpoenas.

We also are involved in various other lawsuits that arise, for the most part, in the ordinary course of our business operations, including employment litigation, claims of medical malpractice, bad faith, nonacceptance or termination of providers, anticompetitive practices, improper rate setting, failure to disclose network discounts and various other provider arrangements, general contractual matters, intellectual property matters, and challenges to subrogation practices. We also are subject to claims relating to performance of contractual obligations to providers, members, and others, including failure to properly pay claims, improper policy terminations, challenges to our implementation of the new Medicare prescription drug program and other litigation.

Personal injury claims and claims for extracontractual damages arising from medical benefit denials are covered by insurance from our wholly owned captive insurance subsidiary and excess carriers, except to the extent that claimants seek punitive damages, which may not be covered by insurance in certain states in which insurance coverage for punitive damages is not permitted. In addition, insurance coverage for all or certain forms of liability has become increasingly costly and may become unavailable or prohibitively expensive in the future.

The outcome of any current or future litigation or governmental or internal investigations, including the matters described above, cannot be accurately predicted, nor can we predict any resulting penalties, fines or other sanctions that may be imposed at the discretion of federal or state regulatory authorities. Nevertheless, it is reasonably possible that the outcome of these matters may have a material adverse effect on our results of operations, financial position, and cash flows. Certain of these matters could also affect our reputation.

17.	SEGMENT INFORMATION

During the first quarter of 2011, we realigned our business segments to reflect our evolving business model. As a result, we reassessed and changed our operating and reportable segments in the first quarter of 2011 to reflect management’s new view of the business and to align our external financial reporting with our new operating and internal financial reporting model. All respective amounts related to the segment change have been retrospectively adjusted throughout the financial statements as discussed in Note 2. Our new reportable segments and the basis for determining those segments are discussed below.

We currently manage our business with three reportable segments: Retail, Employer Group, and Health and Well-Being Services. In addition, we include businesses that are not individually reportable because they do not meet

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the quantitative thresholds required by generally accepted accounting principles in an Other Businesses category. These segments are based on a combination of the type of health plan customer and adjacent businesses centered on well-being solutions for our health plans and other customers, as described below. These segment groupings are consistent with information used by our Chief Executive Officer to assess performance and allocate resources.

The Retail segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products, marketed directly to individuals. The Employer Group segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products, as well as administrative services only products marketed to employer groups. The Health and Well-Being Services segment includes services offered to our health plan members as well as to third parties that promote health and wellness, including primary care, pharmacy, integrated wellness, and home care services. The Other Businesses category consists of our Military services, primarily our TRICARE South Region contract, Medicaid, and closed-block long-term care businesses as well as our contract with CMS to administer the LI-NET program.

Our Health and Well-Being Services intersegment revenues primarily relate to managing prescription drug coverage for members of our other segments through Humana Pharmacy Solutions®, or HPS, and includes the operations of RightSourceRx®, our mail order pharmacy business. These revenues consist of the prescription price (ingredient cost plus dispensing fee), including the portion to be settled with the member (co-share) or with the government (subsidies), plus any associated administrative fees. Service revenues related to the distribution of prescriptions by third party retail pharmacies in our networks are recognized when the claim is processed and product revenues from dispensing prescriptions from our mail order pharmacies are recorded when the prescription or product is shipped. Our pharmacy operations, which are responsible for designing pharmacy benefits, including defining member co-share responsibilities, determining formulary listings, selecting and establishing prices charged by retail pharmacies, confirming member eligibility, reviewing drug utilization, and processing claims, act as a principal in the arrangement on behalf of members in our other segments. As principal, our Health and Well-Being Services segment reports revenues on a gross basis including co-share amounts from members collected by third party retail pharmacies at the point of service.

We present our consolidated results of operations from the perspective of the health plans. As a result, the cost of providing benefits to our members, whether provided via a third party provider or internally through a stand-alone subsidiary, is classified as benefits expense and excludes the portion of the cost for which the health plans do not bear responsibility, including member co-share amounts and government subsidies of $3.5 billion, $3.5 billion, and $4.6 billion for years ended December 31, 2010, 2009, and 2008, respectively.

Other than those described previously, the accounting policies of each segment are the same and are described in Note 2. Transactions between reportable segments consist of sales of services rendered by our Health and Well-Being Services segment, primarily pharmacy and behavioral health services, to our Retail and Employer Group customers. Intersegment sales and expenses are recorded at fair value and eliminated in consolidation. Members served by our segments often utilize the same provider networks, enabling us in some instances to obtain more favorable contract terms with providers. Our segments also share indirect costs and assets. As a result, the profitability of each segment is interdependent. We do not report total assets by segment since this is not a metric used to assess performance and allocate resources. We allocate most operating expenses to our segments. Certain corporate income and expenses are not allocated to the segments, including investment income not supporting segment operations, interest expense on corporate debt, and certain other corporate expenses. These items are managed at a corporate level. These corporate amounts are reported separately from our reportable segments and included with intersegment eliminations in the tables presenting segment results below.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our segment results were as follows for the years ended December 31, 2010, 2009, and 2008:

	Retail	Employer Group	Health and Well-Being Services	Other Businesses	Eliminations/ Corporate	Consolidated
	(in thousands)
2010
Revenues - external customers
Premiums:
Medicare Advantage	$16,265,839	$3,020,282	$0	$0	$0	$19,286,121
Medicare stand-alone PDP	1,960,063	4,598	0	355,399	0	2,320,060

Total Medicare	18,225,902	3,024,880	0	355,399	0	21,606,181

Fully-insured	745,329	5,168,713	0	0	0	5,914,042
Specialty	81,481	885,310	0	0	0	966,791
Military services	0	0	0	3,462,544	0	3,462,544
Medicaid and other	0	0	0	762,765	0	762,765

Total premiums	19,052,712	9,078,903	0	4,580,708	0	32,712,323

Services revenue:
Provider	0	0	34,104	0	0	34,104
ASO and other	11,105	394,950	0	115,021	0	521,076

Total services revenue	11,105	394,950	34,104	115,021	0	555,180

Total revenues - external customers	19,063,817	9,473,853	34,104	4,695,729	0	33,267,503

Intersegment revenues
Services	0	13,137	7,493,941	0	(7,507,078)	0
Products	0	0	1,291,572	0	(1,291,572)	0

Total intersegment revenues	0	13,137	8,785,513	0	(8,798,650)	0

Investment income	80,525	42,205	0	42,581	164,021	329,332

Total revenues	19,144,342	9,529,195	8,819,617	4,738,310	(8,634,629)	33,596,835

Operating expenses:
Benefits	15,625,243	7,485,497	0	4,252,333	(246,004)	27,117,069
Operating costs	2,113,011	1,662,166	8,575,077	475,463	(8,445,398)	4,380,319
Depreciation and amortization	117,219	93,478	25,622	11,865	(3,359)	244,825

Total operating expenses	17,855,473	9,241,141	8,600,699	4,739,661	(8,694,761)	31,742,213

Income from operations	1,288,869	288,054	218,918	(1,351)	60,132	1,854,622
Interest expense	0	0	0	0	105,060	105,060

Income (loss) before income taxes	$1,288,869	$288,054	$218,918	$(1,351)	$(44,928)	$1,749,562

Premium and services revenues derived from our contracts with the federal government, as a percentage of our total premium and services revenues, were approximately 76% for 2010, 73% for 2009 and 72% for 2008.

Retail segment benefit expenses for 2010 include $198.4 million related to prior year favorable reserve releases not in the ordinary course of business as discussed more fully in Note 9. Retail segment operating costs for 2010 include $147.5 million for the write-down of deferred acquisition costs associated with our individual major medical policies as discussed more fully in Note 18.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Employer Group segment benefit expenses for 2010 include $32.8 million related to prior year favorable reserve releases not in the ordinary course of business as discussed more fully in Note 9.

Benefit expenses for Other Businesses for 2010 include $138.9 million for reserve strengthening associated with our closed block of long-term care policies as discussed more fully in Note 18.

	Retail	Employer Group	Health and Well-Being Services	Other Businesses	Eliminations/ Corporate	Consolidated
	(in thousands)
2009
Revenues - external customers
Premiums:

Medicare Advantage	$15,333,225	$1,080,076	$0	$0	$0	$16,413,301
Medicare stand-alone PDP	2,322,432	4,986	0	0	0	2,327,418

Total Medicare	17,655,657	1,085,062	0	0	0	18,740,719

Fully-insured	638,044	5,547,114	0	0	0	6,185,158
Specialty	54,837	834,413	0	0	0	889,250
Military services	0	0	0	3,426,739	0	3,426,739
Medicaid and other	0	0	0	684,885	0	684,885

Total premiums	18,348,538	7,466,589	0	4,111,624	0	29,926,751

Services revenue:
Provider	0	0	16,412	0	0	16,412
ASO and other	10,049	369,684	0	123,362	0	503,095

Total services revenue	10,049	369,684	16,412	123,362	0	519,507

Total revenues - external customers	18,358,587	7,836,273	16,412	4,234,986	0	30,446,258

Intersegment revenues
Services	0	13,814	8,002,820	0	(8,016,634)	0
Products	0	0	949,095	0	(949,095)	0

Total intersegment revenues	0	13,814	8,951,915	0	(8,965,729)	0

Investment income	88,013	47,573	0	23,361	137,370	296,317

Total revenues	18,446,600	7,897,660	8,968,327	4,258,347	(8,828,359)	30,742,575

Operating expenses:
Benefits	14,987,915	6,289,033	0	3,704,460	(197,832)	24,783,576
Operating costs	1,984,817	1,533,069	8,767,686	431,051	(8,702,639)	4,013,984
Depreciation and amortization	115,102	88,861	18,111	25,001	(9,663)	237,412

Total operating expenses	17,087,834	7,910,963	8,785,797	4,160,512	(8,910,134)	29,034,972

Income from operations	1,358,766	(13,303)	182,530	97,835	81,775	1,707,603
Interest expense	0	0	0	0	105,843	105,843

Income (loss) before income taxes	$1,358,766	$(13,303)	$182,530	$97,835	$(24,068)	$1,601,760

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Retail	Employer Group	Health and Well-Being Services	Other Businesses	Eliminations/ Corporate	Consolidated
	(in thousands)
2008
Revenues - external customers
Premiums:

Medicare Advantage	$12,987,639	$790,360	$0	$0	$0	$13,777,999
Medicare stand-alone PDP	3,375,636	4,764	0	0	0	3,380,400

Total Medicare	16,363,275	795,124	0	0	0	17,158,399

Fully-insured	519,077	5,650,326	0	0	0	6,169,403
Specialty	66,338	819,249	0	0	0	885,587
Military services	0	0	0	3,218,270	0	3,218,270
Medicaid and other	0	0	0	633,185	0	633,185

Total premiums	16,948,690	7,264,699	0	3,851,455	0	28,064,844

Services revenue:
Provider	0	0	14,845	0	0	14,845
ASO and other	10,965	352,769	0	89,660	0	453,394

Total services revenue	10,965	352,769	14,845	89,660	0	468,239

Total revenues - external customers	16,959,655	7,617,468	14,845	3,941,115	0	28,533,083

Intersegment revenues
Services	0	12,706	10,505,782	0	(10,518,488)	0
Products	0	0	836,828	0	(836,828)	0

Total intersegment revenues	0	12,706	11,342,610	0	(11,355,316)	0

Investment income	60,399	36,515	0	7,316	115,985	220,215

Total revenues	17,020,054	7,666,689	11,357,455	3,948,431	(11,239,331)	28,753,298

Operating expenses:
Benefits	14,398,572	6,057,804	0	3,438,619	(164,889)	23,730,106
Operating costs	1,848,651	1,433,365	11,187,070	420,459	(11,149,890)	3,739,655
Depreciation and amortization	101,663	78,872	14,343	23,773	(8,251)	210,400

Total operating expenses	16,348,886	7,570,041	11,201,413	3,882,851	(11,323,030)	27,680,161

Income from operations	671,168	96,648	156,042	65,580	83,699	1,073,137
Interest expense	0	0	0	0	80,289	80,289

Income before income taxes	$671,168	$96,648	$156,042	$65,580	$3,410	$992,848

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18.	EXPENSES ASSOCIATED WITH LONG-DURATION INSURANCE PRODUCTS

Premiums associated with our long-duration insurance products accounted for approximately 2% of our consolidated premiums and services revenue for the year ended December 31, 2010. We use long-duration accounting for products such as long-term care, life insurance, annuities, and certain health and other supplemental policies sold to individuals because they are expected to remain in force for an extended period beyond one year and because premium received in the earlier years is intended to pay anticipated benefits to be incurred in future years. As a result, we defer policy acquisition costs and amortize them over the estimated life of the policies in proportion to premiums earned.

In addition, we establish reserves for future policy benefits in recognition of the fact that some of the premium received in the earlier years is intended to pay anticipated benefits to be incurred in future years. These reserves are recognized on a net level premium method based on interest rates, mortality, morbidity, withdrawal and maintenance expense assumptions from published actuarial tables, modified based upon actual experience. The assumptions used to determine the liability for future policy benefits are established and locked in at the time each contract is acquired and would only change if our expected future experience deteriorated to the point that the level of the liability, together with the present value of future gross premiums, are not adequate to provide for future expected policy benefits. Long-term care policies provide for long-duration coverage and, therefore, our actual claims experience will emerge many years after assumptions have been established. The risk of a deviation of the actual morbidity and mortality rates from those assumed in our reserves are particularly significant to our closed block of long-term care policies. We monitor the loss experience of these long-term care policies and, when necessary, apply for premium rate increases through a regulatory filing and approval process in the jurisdictions in which such products were sold. To the extent premium rate increases and/or loss experience vary from our acquisition date assumptions, future adjustments to reserves could be required.

The table below presents deferred acquisition costs and future policy benefits payable associated with our long-duration insurance products for the years ended December 31, 2010 and 2009.

	2010		2009
	Deferred acquisition costs	Future policy benefits payable	Deferred acquisition costs	Future policy benefits payable
	(in thousands)

Other long-term assets	$73,503	$0	$201,431	$0
Trade accounts payable and accrued expenses	0	(52,936)	0	(40,249)
Long-term liabilities	0	(1,492,855)	0	(1,193,047)

Total asset (liability)	$73,503	$(1,545,791)	$201,431	$(1,233,296)

In addition, future policy benefits payable include amounts of $218.9 million at December 31, 2010 and $225.0 million at December 31, 2009 which are subject to 100% coinsurance agreements as more fully described in Note 19.

Benefit expense associated with future policy benefits payable was $305.9 million in 2010, $73.1 million in 2009, and $64.3 million in 2008. Benefit expense for 2010 included a net charge of $138.9 million associated with our long-term care policies discussed further below. Amortization of deferred acquisition costs included in operating costs was $198.1 million in 2010, $52.4 million in 2009, and $43.0 million in 2008. Amortization expense for 2010 included a write-down of deferred acquisition costs of $147.5 million discussed further below.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Future policy benefits payable include $824.6 million at December 31, 2010 and $571.9 million at December 31, 2009 associated with a closed block of long-term care policies acquired in connection with the November 30, 2007 KMG acquisition. During the fourth quarter of 2010, certain states approved premium rate increases for a large portion of our long-term care block that were significantly below our acquisition date assumptions. Based on these actions by the states, combined with lower interest rates and higher actual expenses as compared to acquisition date assumptions, we determined that our existing future policy benefits payable, together with the present value of future gross premiums, associated with our long-term care policies were not adequate to provide for future policy benefits under these policies; therefore we unlocked and modified our assumptions based on current expectations. Accordingly, during the fourth quarter of 2010 we recorded $138.9 million of additional benefit expense, with a corresponding increase in future policy benefits payable of $170.3 million partially offset by a related reinsurance recoverable of $31.4 million included in other long-term assets.

Deferred acquisition costs included $36.2 million and $165.7 million associated with our individual major medical policies at December 31, 2010 and December 31, 2009, respectively. Future policy benefits payable associated with our individual major medical policies were $179.8 million at December 31, 2010 and $128.3 million at December 31, 2009. In light of the Health Insurance Reform Legislation, including mandating that 80% of premium revenues be expended on medical costs for individual major medical policies beginning in 2011, we completed a deferred acquisition cost recoverability analysis for our individual major medical policies during 2010. Our recoverability test indicated that a substantial portion of unamortized deferred acquisition costs associated with the individual major medical block of business were not recoverable from future income. As a result, during 2010 we recorded a write-down of deferred acquisition costs of $147.5 million with a corresponding charge to operating costs.

19.	REINSURANCE

Certain blocks of insurance assumed in acquisitions, primarily life, long-term care, and annuities in run-off status, are subject to reinsurance where some or all of the underwriting risk related to these policies has been ceded to a third party. In addition, a large portion of our reinsurance takes the form of 100% coinsurance agreements where, in addition to all of the underwriting risk, all administrative responsibilities, including premium collections and claim payment, have also been ceded to a third party. We acquired these policies and related reinsurance agreements with the purchase of stock of companies in which the policies were originally written. We acquired these companies for business reasons unrelated to these particular policies, including the companies’ other products and licenses necessary to fulfill strategic plans.

A reinsurance agreement between two entities transfers the underwriting risk of policyholder liabilities to a reinsurer while the primary insurer retains the contractual relationship with the ultimate insured. As such, these reinsurance agreements do not completely relieve us of our potential liability to the ultimate insured. However, given the transfer of underwriting risk, our potential liability is limited to the credit exposure which exists should the reinsurer be unable to meet its obligations assumed under these reinsurance agreements.

Reinsurance recoverables represent the portion of future policy benefits payable that are covered by reinsurance. Amounts recoverable from reinsurers are estimated in a manner consistent with the methods used to determine future policy benefits payable as detailed in Note 2. Reinsurance recoverables, included in other long-term assets, were $420.7 million at December 31, 2010 and $378.3 million at December 31, 2009. The percentage of these reinsurance recoverables resulting from 100% coinsurance agreements was 52% at December 31, 2010 and 59% at December 31, 2009. Premiums ceded were $33.7 million in 2010, $33.0 million in 2009 and $34.2 million in 2008.

Humana Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We evaluate the financial condition of these reinsurers on a regular basis. These reinsurers are well-known and well-established, as evidenced by the strong financial ratings at December 31, 2010 presented below:

Reinsurer	Total Recoverable	A.M. Best Rating at December 31, 2010
	(in thousands)
Protective Life Insurance Company	$200,833	A+ (superior)
All others	219,863	A++ to B++ (superior to good)

	$420,696

The all other category represents approximately 20 reinsurers with individual balances less than $60 million. Two of these reinsurers have placed $26.2 million of cash and securities in trusts, an amount at least equal to the recoverable from the reinsurer.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

        of Humana Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders’ equity and of cash flows, present fairly, in all material respects, the financial position of Humana Inc. and its subsidiaries (“Company”) at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules (not appearing herein) appearing under Item 15a(2) of the Annual Report on Form 10-K for the year ended December 31, 2010 present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Annual Report on Form 10-K for the year ended December 31, 2010. Our responsibility is to express opinions on these financial statements, on the financial statement schedules, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A, management has excluded Concentra from its assessment of internal control over financial reporting as of December 31, 2010 because this entity was acquired by the Company in a purchase business combination during 2010. We have also excluded Concentra from our audit of internal control over financial reporting. Concentra is a wholly-owned subsidiary whose total assets and total revenues represent 6% and 0.1%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2010.

/s/ PricewaterhouseCoopers LLP

Louisville, Kentucky

February 17, 2011 (except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the business segment realignment as discussed in Note 2, to which the date is October 20, 2011)

Humana Inc.

QUARTERLY FINANCIAL INFORMATION

(Unaudited)

A summary of our quarterly unaudited results of operations for the years ended December 31, 2010 and 2009 follows:

	2010
	First	Second (1)	Third	Fourth (2)
	(in thousands, except per share results)

Total revenues	$8,380,338	$8,589,243	$8,350,812	$8,276,442
Income before income taxes	416,926	535,854	622,290	174,492
Net income	258,768	340,076	393,221	107,325
Basic earnings per common share	1.54	2.02	2.35	0.64
Diluted earnings per common share	1.52	2.00	2.32	0.63

	2009
	First	Second	Third	Fourth
	(in thousands, except per share results)

Total revenues	$7,662,986	$7,842,909	$7,657,773	$7,578,907
Income before income taxes	293,762	439,950	469,348	398,700
Net income	205,717	281,780	301,519	250,659
Basic earnings per common share	1.23	1.68	1.80	1.49
Diluted earnings per common share	1.22	1.67	1.78	1.48

(1)	Includes an expense of $147.5 million ($93.4 million after tax, or $0.55 per diluted common share) for the write-down of deferred acquisition costs associated with our individual major medical policies as more fully described in Note 18 to the consolidated financial statements.
(2)	Includes an expense of $138.9 million ($88.0 million after tax, or $0.52 per diluted common share) associated with reserve strengthening for our closed block of long-term care policies acquired in connection with the 2007 acquisition of KMG America Corporation as more fully described in Note 18 to the consolidated financial statements.